AN OFFERING CIRCULAR PURSUANT TO THE REQUIREMENTS OF REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING INVESTORS A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

As filed with the Securities & Exchange Commission on January 29, 2021

OFFERING CIRCULAR

FOR

THE AGILE GROUP, INC.

A NEVADA CORPORATION

SECURITIES OFFERED:	15,000,000 share of common stock
MAXIMUM AMOUNT OFFERED:	$15,000,000.00
MINIMUM INVESTMENT AMOUNT:	$500.00
CONTACT INFORMATION:	304 S. Jones Blvd., #364 Las Vegas, NV 89107 Email: support@theagilegroup.net Phone: 702-707-9988

The Agile Group, Inc., (the “Agile Group”, “Company”, “we”, “us” or “our”) is a Nevada corporation. The Company will be managed by our executive officers (each an “Officer” and collectively, the “Officers”).  As further described in this Offering Circular (the “Offering Circular”), the Company has been organized to primarily acquire, develop, rehabilitate, and/or hold and lease and/or sell residential real estate, including real estate owned properties, located throughout the United States. While we intend to invest primarily in the assets outlined above, we may invest in other real estate assets depending on the availability of suitable investment opportunities. We may make our investments through majority owned subsidiaries.

The Company is offering by means of this Offering Circular shares of its common stock (“Common Stock”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below.) We anticipate that most shares of Common Stock will be sold by the Company and our Officers, the Company and our Officers may also, in limited instances, offer and sell shares of Common Stock through the services of independent broker/dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”).

The minimum investment amount per investor (each an “Investor” and collectively, the “Investors”) is Five Hundred and No/100 Dollars ($500) for a total of five hundred (500) shares of Common Stock. Investors cannot purchase fractional shares of Common Stock. Investors whose purchase of  Common Stock is accepted shall be referred to herein individually as a “Shareholder” or collectively as the “Shareholders”.

The shares of Common Stock will not initially be listed for trading on a stock exchange or other trading market, and the shares of Common Stock are subject to certain transfer restrictions, including those detailed in Company’s Shareholders’ Agreement (the “Shareholder Agreement”); provided, however, we covenant to use our best efforts to cause our common stock to be listed on the OTC QB within 12 months of the completion of this offering. However, there can be no assurance that we will be able to obtain such listing, or if we do obtain it, that a market will ever develop.

Investing in our shares of Common Stock is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” to read about the more significant risks you should consider before buying our shares of Common Stock.

This offering is being conducted on a “best-efforts” basis, which means our Officers will use commercially reasonable best efforts in an attempt to sell the shares of Common Stock. Our Officers will not receive any commission or any other remuneration for these sales. In offering the shares of Common Stock on behalf of the Company, our Officers will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

We are an “emerging growth company” under applicable United States Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements. This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO INVESTORS IF THE AGGREGATE PURCHASE PRICE BY INVESTORS EXCEEDS SEVENTY-FIVE MILLION AND N0/100 DOLLARS ($75,000,000) ANNUALLY, PURSUANT TO THE TERMS OF RULE 251 OF REGULATION A TIER II SET FORTH UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THAT INFORMATION AND THOSE REPRESENTATIONS SPECIFICALLY CONTAINED IN THIS OFFERING CIRCULAR; ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. ANY PROSPECTIVE PURCHASER OF THE SECURITIES WHO RECEIVES ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD CONTACT THE COMPANY IMMEDIATELY TO DETERMINE THE ACCURACY OF SUCH INFORMATION AND REPRESENTATIONS.

NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS OFFERING CIRCULAR SET FORTH ABOVE.

PROSPECTIVE PURCHASERS SHOULD NOT REGARD THE CONTENTS OF THIS OFFERING CIRCULAR OR ANY OTHER COMMUNICATION FROM THE COMPANY AS A SUBSTITUTE FOR CAREFUL AND INDEPENDENT TAX AND FINANCIAL PLANNING. EACH POTENTIAL INVESTOR IS ENCOURAGED TO CONSULT WITH HIS, HER OR ITS OWN INDEPENDENT LEGAL COUNSEL, ACCOUNTANT AND OTHER PROFESSIONALS WITH RESPECT TO THE LEGAL AND TAX ASPECTS OF THIS INVESTMENT AND WITH SPECIFIC REFERENCE TO HIS, HER OR ITS OWN TAX SITUATION, PRIOR TO SUBSCRIBING FOR SHARES OF COMMON STOCK. THE PURCHASE OF SHARES OF COMMON STOCK BY AN INDIVIDUAL RETIREMENT ACCOUNT, KEOGH PLAN OR OTHER QUALIFIED RETIREMENT PLAN INVOLVES SPECIAL TAX RISKS AND OTHER CONSIDERATIONS THAT SHOULD BE CAREFULLY CONSIDERED.

THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN SUPPLIED BY THE COMPANY. THIS OFFERING CIRCULAR CONTAINS SUMMARIES OF DOCUMENTS NOT CONTAINED IN THIS OFFERING CIRCULAR, BUT ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE ACTUAL DOCUMENTS. COPIES OF DOCUMENTS REFERRED TO IN THIS OFFERING CIRCULAR, BUT NOT INCLUDED AS AN EXHIBIT, WILL BE MADE AVAILABLE TO QUALIFIED PROSPECTIVE INVESTORS UPON REQUEST. RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR.

THE COMPANY INTENDS TO OFFER SHARES OF COMMON STOCK DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). PURSUANT TO RULE 251(D)(3)(I)(F), THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AFTER THE INITIAL QUALIFICATION DATE.

The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in our shares of Common Stock.

From the Sale of shares of Common Stock	Per Share	Proceeds to Us (4)
Public Share offering Price (1)	$1.00	$15,000,000.00
Commissions (2)	$0.00	$0.00
Proceeds to Us Before Expenses (3)	$0.00	$15,000,000.00

(1)The price per share of Common Stock shown was arbitrarily determined by our Officers.

(2)Shares of Common Stock will be offered and sold directly by the Company and our Officers. No commissions for selling shares of Common Stock will be paid to the Company or the Officers. While most shares of Common Stock are expected to be offered and sold directly by the Company and our Officers, the Company and our Officers may also, in limited instances, offer and sell shares of Common Stock through the services of independent broker/dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”). As of the date of this Offering Circular, the Company has not engaged any broker-dealer, and has no agreement for paying a broker-dealer commissions or fees. In the event the Company enters into an agreement with a licensed broker-dealer, the Company will amend the Offering Circular and other necessary documents, and notify Investors of such engagement. It is anticipated that the customary and standard commissions may be up to seven percent (7.0%) to the selling group members and two percent (2.0%) to the managing broker-dealer of the gross proceeds received for the sale of shares of Common Stock. Notwithstanding the foregoing, the amount and nature of commissions payable to broker/dealers is expected to vary in specific instances and may be lower than the one listed herein. The Investor who is admitted to the Company through such broker/dealer (and not the Company nor our Officers) will be responsible for all such commissions payable to broker/dealers (and such payments may reduce the Investor’s invested capital).

(3)The Company will be reimbursed for organization, offering, accounting and legal costs in connection with this offering, which are expected to be approximately $100,000.00.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the Form S-11 disclosure format.

The date of this Offering Circular is January 29, 2021

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IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any supplements to this Offering Circular, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “ADDITIONAL INFORMATION” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on our website, www.theagilegroup.net . The contents of our website (other this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

Our Officers and those selling shares of Common Stock on our behalf in this offering will be permitted to make a determination that the purchasers of shares of Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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TABLE OF CONTENTS

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS7

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION7

OFFERING SUMMARY9

RISK FACTORS11

PLAN OF DISTRIBUTION34

ESTIMATED USE OF PROCEEDS37

INVESTMENT OBJECTIVES AND STRATEGY37

MANAGEMENT38

COMPENSATION OF DIRECTORS AND OFFICERS43

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS44

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS45

DILUTION46

DESCRIPTION OF SECURITIES BEING OFFERED47

PRIOR PERFORMANCE HISTORY49

ADDITIONAL REQUIREMENTS AND RESTRICTIONS49

ERISA CONSIDERATIONS49

INVESTMENT COMPANY ACT CONSIDERATIONS51

REPORTS51

LEGAL MATTERS53

HOW TO SUBSCRIBE53

INDEPENDENT AUDITS54

ADDITIONAL INFORMATION54

FINANCIAL STATEMENTS55

PART III – EXHIBITS56

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our shares of Common Stock will be offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our shares of Common Stock offered hereby are offered and sold only to “qualified purchasers” or at a time when our shares of Common Stock are listed on a national securities exchange. “Qualified purchasers” include:

1.“accredited investors” under Rule 501(a) of Regulation D; and

2.(ii) all other investors so long as their investment in our shares of Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

However, our shares of Common Stock will be offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our shares of Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor”. Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser”, annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

There are a number of statements in this Offering Circular which address activities, events, or developments which we expect or anticipate will or may occur in the future.  These statements are based on certain assumptions and analyses we made in light of its perception of historical trends, current business and economic conditions, and expected future developments, as well as other factors we believe are reasonable or appropriate.  There can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business or operations.  ANY ESTIMATES OF LIKELY CASH FLOW ARE JUST THAT – ESTIMATES.  CASH FLOW, IF ACHIEVED, WILL BE ERRATIC.

Potential investors can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,”

“expects,” “future,” “intends,” and similar expressions that are intended to identify forward-looking statements.  These statements are not guarantees of future performance and are subject to risks and uncertainties and other factors, some of which are beyond our control and are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  In evaluating these forward-looking statements each investor should carefully consider the risks and uncertainties described in  this Offering Circular.

Factors, many of which are beyond our control, which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●any of the risk factors identified above;

●our ability to effectively deploy the proceeds raised in this offering;

●our ability to attract investors to purchase shares of Common Stock;

●changes in economic conditions across the United States;

●expected rates of return provided to investors;

●the ability of our Officers to manage our operations;

●the quality and performance of the receivables;

●legislative or regulatory changes impacting our business or our assets (including SEC guidance related to Regulation A or the JOBS Act);

●our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act and other laws.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Offering Circular will be achieved.

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OFFERING SUMMARY

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Articles of Incorporation (“Articles”), a copy of which is attached hereto as Exhibit A, the Amended and Restated Bylaws (“Bylaws”), a copy of which is attached hereto as Exhibit B, and the Shareholders Agreement, a copy of which is attached hereto as Exhibit C, should be carefully read in its entirety before any investment decision is made.

Securities Offered:	Up to 15,000,000 shares of Common Stock on a “best efforts” basis to qualified Investors who meet the Investor Suitability Standards as set forth herein.
Offering Price Per Share:	$1.00 per share of Common Stock.
Shares Outstanding Before this Offering:	24,132,000 shares of Common Stock are issued and outstanding as of the date of this Offering Circular.
Minimum Number of Shares to Be Sold in this Offering:	There is no minimum number of shares of Common Stock to be offered in this offering.
Shares Outstanding After this Offering:	40,000,000 shares of Common Stock will be issued and outstanding, assuming the maximum offering of shares of Common Stock is achieved in this offering.
Regulation A Tier:	Tier 2.
Manner of Offering:	See section titled “Plan of Distribution.”
Investor Suitability Standards:

Accredited investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Termination of this Offering:

The offering will terminate upon the earlier of  (i) such time as all of the shares of Common Stock have been sold pursuant to this offering circular; (ii) the date that is twelve months from the date that this offering is qualified by the U.S. Securities and Exchange Commission unless extended by us for an additional ninety (90) days, in our sole discretion, without notice to or consent from investors; or (iii) the date at which the offering is earlier terminated by the Company in its sole discretion, which may occur at any time. We reserve the right to terminate the offering at any time and for any reason, without notice to or consent from any purchaser of shares of Common Stock in the offering.

Terms of Offering:	All subscriptions are irrevocable, subject to acceptance by the Company. We may accept or reject any subscription, in whole or in part, for any reason, in our sole discretion.
Market for Agile Group Common Stock:

There is no public market for the shares of Common Stock. We will covenant to use our best efforts to cause our common stock to be listed on the OTC QB within 12 months of the completion of this offering. However, there can be no assurance that we will be able to obtain such listing, or if we do obtain it, that a market will ever develop.

Use of Proceeds:

If we receive $15,000,000 of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated expenses, will be approximately $14,150,000.00. The proceeds of this offering will be used primarily for the acquisition of real estate properties. See “Investment Objectives and Strategy” and “Use of Proceeds.”

Risk Factors:

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

1.Our business could be harmed by an economic slowdown and downturn in real estate asset values.

2.Our business depends in large part on our ability to raise capital from investors. If we were unable to raise such capital, we would be unable to collect management fees or deploy such capital into investments, which would materially reduce our revenues and cash flow and adversely affect our financial condition.

3.The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

4.The Company is controlled by its Officers.

5.There is no current market for any of our shares of Common Stock.

Company Information:

Our principal executive offices are located at 4280 S Hualapai Way #107, Las Vegas, NV 89147; our telephone number is 702-707-9988; our corporate website is located at www.theagilegroup.net. No information found on such website is part of this Offering Circular.

Commissions for Selling Shares:

Shares of Common Stock will be offered and sold directly by the Company and our Officers. No commissions for selling shares of Common Stock will be paid to the Company our Officers. While most shares of Common Stock are expected to be offered and sold directly by the Company and our Officers, the Company and our Officers may also, in limited instances, offer and sell shares of Common Stock through the services of independent broker/dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”). As of the date of this Offering Circular, the Company has not engaged any broker-dealer, and has no agreement for paying a broker-dealer commissions or fees. In the event the Company enters into an agreement with a licensed broker-dealer, the Company will amend the Offering Circular and other necessary documents, and notify Investors of such engagement. It is anticipated that the customary and standard commissions may be up to seven percent (7.0%) to the selling group members and two percent (2.0%) to the managing broker-dealer of the gross proceeds received for the sale of shares of Common Stock. Notwithstanding the foregoing, the amount and nature of commissions payable to broker/dealers is expected to vary in specific instances and may be lower than the one listed herein.

Legal Counsel:

No independent counsel has been retained to represent the investors in the Company. Each investor should retain its own counsel and other appropriate advisers as to legal, regulatory and tax matters affecting investment in shares of Common stock and its suitability for such investor.

RISK FACTORS

THE PURCHASE OF SHARES OF COMMON STOCK IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISK. IT IS IMPOSSIBLE TO PREDICT ACCURATELY THE RESULTS TO AN INVESTOR OF AN INVESTMENT IN SHARES OF COMMON STOCK BECAUSE OF THE GENERAL UNCERTAINTIES IN THE REAL ESTATE AND REAL ESTATE LENDING MARKETS.

THIS OFFERING CIRCULAR CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS ARE ONLY PREDICTIONS AND ARE NOT GUARANTEES. ACTUAL EVENTS AND RESULTS OF OPERATIONS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE TYPICALLY IDENTIFIED BY THE USE OF TERMS SUCH AS “MAY,” “WILL,” “SHOULD,” “EXPECT,” “COULD,” “INTEND,” “ANTICIPATE,” “PLAN,” “ESTIMATE,” “BELIEVE,” “POTENTIAL,” OR THE NEGATIVE OF SUCH TERMS OR OTHER COMPARABLE TERMINOLOGY. THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN ARE BASED UPON THE COMPANY’S CURRENT EXPECTATIONS, PLANS, ESTIMATES, ASSUMPTIONS AND BELIEFS THAT INVOLVE NUMEROUS RISKS AND UNCERTAINTIES. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-

LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY’S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE RISK FACTORS DISCUSSED BELOW. ANY ASSUMPTIONS UNDERLYING FORWARD-LOOKING STATEMENTS COULD BE INACCURATE. PURCHASERS OF SHARES OF COMMON STOCK ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, AND SHOULD CONSULT WITH YOUR OWN LEGAL, TAX, AND FINANCIAL ADVISORS WITH RESPECT THERETO. YOU ARE URGED TO READ THIS ENTIRE OFFERING CIRCULAR AND ANY OFFERING CIRCULAR SUPPLEMENTS BEFORE INVESTING IN SHARES OF COMMON STOCK.

Risks Related to an Investment in the Company

We are recently formed and have no prior operating history.

We are a recently formed company and have no operating history. As of the date of this Offering Circular, we have not made any investments, and prior to our initial closing, our total assets will consist of approximately $152,807.50 in cash. Our lack of an operating history significantly increases the risk and uncertainty you face in making an investment in our shares of Common Stock.

Because no public trading market for your shares of Common Stock currently exists, it will be difficult for you to sell your shares of Common Stock and, if you are able to sell your shares of Common Stock, you will likely sell them at a substantial discount to the public offering price.

There is no public market for our shares of Common Stock and although we have plans to pursue the listing of  our shares of Common Stock on the OTC QB there can be no assurance that we will be able to obtain such listing, or if we do obtain it, that a market will ever develop. Until our shares of Common Stock are listed, if ever, you may not sell your shares of Common Stock unless the buyer meets the applicable suitability and minimum purchase standards.  It will be difficult for you to redeem and/or sell your shares of Common Stock promptly or at all. If you are able to sell your shares of Common Stock, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares of Common Stock would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares of Common Stock, you should purchase our shares of Common Stock only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay dividends.

Our ability to achieve our investment objectives and to pay dividends depends upon the performance of our Officers in the acquisition of our investments and the ability of our Officers to source investment opportunities for us. The more money we raise in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. Except for investments that may be described in supplements to this Offering Circular prior to the date you subscribe for our shares of Common Stock, you will have no opportunity to evaluate the economic merits or the terms of our investments before making a decision to invest in our Company. You must rely entirely on the management abilities of our Officers. We cannot assure you that our Officers will be successful in obtaining suitable investments on financially attractive terms or that, if our Officers makes investments on our behalf, our objectives will be achieved. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay dividends and we may not be able to meet our investment objectives.

If we pay dividends from sources other than our cash flow from operations, we will have less funds available for investments and your overall return will be reduced.

Until the proceeds from this offering are fully invested and from time to time during the operational stage, we may not generate sufficient cash flow from operations to fund dividends. If we pay dividends from financings, the net proceeds from this or future offerings or other sources other than our cash flow from operations, we will have less funds available for investments and the number of investments that we invest in and the overall return to our Shareholders may be reduced. If we fund dividends from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for dividends in future periods, and accordingly your overall return may be reduced.

Future disruptions in the financial markets or deteriorating economic conditions could adversely impact the real estate market, which could hinder our ability to implement our business strategy and generate returns to you.

We intend to originate and acquire a diversified portfolio of real estate investments. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. Economic conditions greatly increase the risks of these investments. The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed by an economic slowdown and downturn in real estate asset values, property sales and leasing activities. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can reduce volumes for many of our business lines. These economic conditions could result in a general decline in our investment activity, as well as a general decline in the value of real estate. In addition, these conditions could lead to a decline in property sales prices as well as a decline in funds invested in existing commercial real estate assets and properties planned for development.

Future disruptions in the financial markets or deteriorating economic conditions may also impact the market for our investments and the volatility of our investments. The returns available to investors in our targeted investments are determined, in part, by: (i) the supply and demand for such investments; and (ii) the existence of a market for such investments, which includes the ability to sell or finance such investments. During periods of volatility, the number of investors participating in the market may change at an accelerated pace. If either demand or liquidity increases, the cost of our targeted investments may increase. As a result, we may have fewer funds available to pay dividends to investors.

During an economic downturn, it may also take longer for us to dispose of investments or the selling prices may be lower than originally anticipated. As a result, the carrying value of our investments may become impaired and we could record losses as a result of such impairment or we could experience reduced profitability related to declines in real estate values. Further, as a result of our target leverage, our exposure to adverse general economic conditions is heightened.

These negative general economic conditions could reduce the overall amount of sale and leasing activity in the real estate industry, and hence the demand for our services. We are unable to predict the likely duration and severity of disruptions in financial markets and adverse economic conditions in the United States and other countries. Our revenues and profitability depend on the overall demand for our services from our clients. While it is possible that the increase in the number of distressed sales and resulting decrease in asset prices will eventually translate to greater market activity, an overall reduction in sales transaction volume could materially and adversely impact our business.

All of the factors described above could adversely impact our ability to implement our business strategy and pay dividends to our investors and could decrease the value of an investment in us. In addition, in an extreme deterioration of our business, we could have insufficient liquidity to meet our debt service obligations when they come due in future years. If we fail to meet our payment or other obligations under our credit agreement, the lenders under the agreement will be entitled to proceed against the collateral granted to them to secure the debt owed.

We may suffer from delays in locating suitable investments, which could limit our ability to pay dividends and lower the overall return on your investment.

We rely upon our Officers, including Keith Aichele, and network partners to identify suitable investments. To the extent that our Officers and network partners face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution.

Additionally, the current market for assets that meet our investment objectives is highly competitive. The more shares of Common Stock we sell in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. Except for investments that may be described in supplements to this Offering Circular prior to the date you subscribe for our shares of Common Stock, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. We cannot be sure that our Officers will be successful in obtaining suitable investments on financially attractive terms.

We could also suffer from delays in locating suitable investments as a result of our reliance on our Officers at times when its officers, employees, or agents are simultaneously seeking to locate suitable investments for other real estate investment programs, some of which have investment objectives and employ investment strategies that are similar to ours.

Further, because we are raising a “blind pool” without any pre-selected assets, it may be difficult for us to invest the net offering proceeds promptly and on attractive terms. Delays we encounter in the selection purchase of real estate assets would likely limit our ability to pay dividends to our Shareholders and lower their overall returns. Similar concerns arise when there are prepayments, maturities or sales of our investments.

Because this is a blind pool offering, you will not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

Because we have not yet acquired or identified any investments that we may make, we are not able to provide you with any information to assist you in evaluating the merits of any specific investments that we may make, except for investments that may be described in supplements to this Offering Circular. We will seek to invest substantially all of the offering proceeds available for investment, after the payment of fees and expenses, in real estate-related assets. However, because you will be unable to evaluate the economic merit of assets before we invest in them, you will have to rely entirely on the ability of our Officers to select suitable and successful investment opportunities. These factors increase the risk that your investment may not generate returns comparable to our competitors.

You may be more likely to sustain a loss on your investment because our Officers do not have as strong an economic incentive to avoid losses.

Our Officers have invested only sweat equity in exchange for the shares of Common Stock owned by the Officers. Without this exposure, our investors may be at a greater risk of loss because our Officers do not have as much to lose from a decrease in the value of our shares of Common Stock.

Because we are limited in the amount of funds we can raise, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.

This offering is being made on a “best efforts” basis. Further, under Regulation A, we are only allowed to raise up to $75,000,000 in any 12 month period (although we may raise capital in other ways). We expect the size of the investments that we make will be between about $10,000.00 and $100,000.00 per asset. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a diversified portfolio of investments, even if we are successful in raising the maximum offering amount. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Your investment in our shares of Common Stock will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to pay dividends.

Any adverse changes in our relationship with our Officers could hinder our operating performance and the return on your investment.

Our Officers manage our operations and our portfolio of real estate-related assets.  Our ability to achieve our investment objectives and to pay dividends is dependent upon the performance of our Officers and other professionals we engage in the identification and acquisition of investments, the management of our assets and operation of our day-to-day activities. Any adverse changes in our relationship with our Officers could hinder our Officers’ ability to successfully manage our operations and our portfolio of investments.

Our ability to implement our investment strategy is dependent, in part, upon our ability to successfully conduct this offering, which makes an investment in us more speculative.

The success of this offering, and our ability to implement our business strategy, is dependent upon our ability to sell our shares of Common Stock to investors. If we are not successful in selling our shares of Common Stock, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.

We have minimal operating capital, no significant assets and no revenue from operations.

We have minimal operating capital and for the foreseeable future will be dependent upon our ability to finance our operations from the sale of equity or other financing alternatives. There can be no assurance that we will be able to successfully raise operating capital. The failure to successfully raise operating capital, and the failure to attract qualified real estate companies and sufficient investor purchase commitments, could result in our bankruptcy or other event which would have a material adverse effect on us and our Shareholders. We have no significant assets or financial resources, so such adverse event could put your investment dollars at significant risk.

The consideration paid for our real estate assets may exceed fair market value, which may harm our financial condition and operating results.

The consideration that we pay will be based upon numerous factors, and the real estate assets may be purchased in a negotiated transaction rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for a real estate asset or its appraised value will be a fair price, that we will be able to generate an acceptable return on such real estate asset, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire will meet acceptable risk profiles. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a real estate asset. As a result, our investments in our real estate assets may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online real estate platforms that compete with us. This market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume.

Competition could result in reduced volumes, reduced fees or our failure to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, in the future we may experience new competition from more established internet companies possessing large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decided to enter the online investment business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Larger real estate programs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable properties may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. The online real estate investing industry is driven by constant innovation.

If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses in our net asset value and therefore a reduction in our revenues.

This offering is focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of our offering, and we may not raise adequate capital to implement our business strategy.

Our shares of Common Stock will be offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, or (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our shares of Common Stock may be sold primarily to those investors that are within the latter category (i.e., investors whose investment in our shares of Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor”.  Therefore, our target investor base inherently consists of persons that may not have the high net worth or income that investors in a traditional initial public offerings have, where the investor base is typically composed of “accredited investors”.

Our reliance on attracting investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than “accredited investors”, which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our annual goal of raising $15,000,000 in our offering. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this offering, and a larger investor base involves increased transaction costs, which will increase our expenses.

An investment in our shares is a speculative investment and, therefore no assurance can be given that you will realize your investment objectives.

No assurance can be given that investors will realize a return on their investments in us or that they will not lose their entire investment in our shares. For this reason, each prospective investor of our shares should carefully read this Offering Circular. ALL SUCH PERSONS OR ENTITIES SHOULD CONSULT WITH THEIR ATTORNEY OR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT.

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our shares of Common Stock have not been registered under the Securities Act of 1933, or the Securities Act, and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. We represent that this Offering Circular does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, misleading. However, if this representation is inaccurate with respect to a material fact, if this offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the shares of Common Stock or find an exemption under the securities laws of each state in which we offer the shares of Common Stock, each investor may have the right to rescind his, her or its purchase of the shares sold hereunder and to receive back from our Company his, her or its purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. If investors successfully seek rescission, we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

We do not intend to pay dividends in the foreseeable future.

We have the authority to retain all of our earnings for the future operation and expansion of our business. While we are obligated to pay dividends on our outstanding shares of Common Stock, we do not intend to make any cash dividends to holders of our common stock in the foreseeable future. Investors should not expect to receive income on an ongoing basis from an investment in us.

Risks Related to Holding shares of Common Stock

The Company cannot guarantee that investors will receive any return on their investment.

There is no guarantee that the Company will be able to make any dividend payments or, if there are any, when they will be made, or for that matter, that investors will not lose all of their investment. Available cash, if any, shall at all times be subject to the required payment of Company expenses and the maintenance of reserves deemed appropriate by the Company, and restrictions under the Company’s loan documents (if any).

Shareholders’ rights to dividends are expected to be subordinate to the lender’s rights.

The right of the Shareholders to receive dividends from the Company is expected to be subordinate to the rights of the Company’s lender(s). In the event the Company were to default in its obligations to the lender, the Company would be prohibited from declaring and making dividend payments to the investors until the default were cured.

The price at which our shares of Common Stock are being offered was arbitrarily determined; the actual value of your shares of Common Stock may be substantially less than what you pay.

We established the offering price of our shares of Common Stock on an arbitrary basis. The per share of Common Stock selling price bears no relationship to our book or asset values or to any other established criteria for valuing shares of Common Stock. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation.

Your interest in us may be diluted if we issue additional shares, including additional shares of Common Stock.

Investor’s purchase shares of Common Stock in this offering will be protected from further dilution by the Company, such that following the conclusion of this offering, if the Company were to issue additional shares (regardless of the class or series of such shares), each investor could purchase his, her or its pro rata share of such shares such that the investor’s percentage interest in the Company remains the same both prior to and after the issuance of such additional shares.  If an investor were to decline to purchase such additional shares, such investor will be diluted.

Shareholders may experience a loss on dissolution and termination of the Company.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of our assets, if any, will be distributed to the Shareholders, but only after the satisfaction of claims of creditors. Accordingly, the ability of a Shareholder to recover all or any portion of its investment in the Company under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom. There is no guarantee of a return of the Shareholder’s invested capital.

The merits of this offering have not been approved by any broker/dealer.

The Company may not market and sell the shares of Common Stock through any broker/dealers. Broker/dealers have a duty to a prospective purchaser to ensure that an investment is suitable for that purchaser, that the broker/dealer has conducted adequate due diligence with respect to an offering and that the offering complies with federal and state securities laws. Although the Company has a duty under applicable securities laws to make sure this Offering Circular is accurate and complete, this Offering Circular has not been reviewed by an independent third party, including broker/dealers.

An investment in the shares of Common Stock is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Our business is speculative, and consequently there can be no assurance that we will satisfy any of our business goals.  An investment in the shares of Common Stock involves a high degree of risk, and no assurance can be given that our cash flow, profits, and capital will be sufficient to make current or liquidating distributions as planned.  Investors may not realize any return on their investment, and could lose their entire investment altogether.

Risk Related to Our Investments

Any deterioration in the housing industry or economic conditions could result in a decrease in demand and pricing for new and rehabilitated residential properties and could have a negative impact on our business and reduce the likelihood we will be able to generate enough cash to pay dividends.

The housing industry is cyclical and residential real estate values are typically affected by the demand for and supply of properties, which can change due to many national and regional factors, such as:

●employment level and job growth;

●demographic trends, including population increases and decreases and household formation;

●availability of financing for homebuyers;

●interest rates;

●affordability of residential properties;

●consumer confidence;

●cost of building materials and labor;

●government action or inaction;

●civil unrest, acts of war or terrorism;

●Acts of God, including pandemics, earthquakes, hurricanes and other natural disasters,

●levels of new and existing residential properties for sale, including foreclosed properties and properties held by investors and speculators; and

●housing demand generally.

These conditions may occur on a national scale or may affect some of the regions or markets in which we operate more than others.

Our properties may be unable to compete successfully for tenants.

Our properties compete for tenants with other properties and multi-family housing options, such as apartments and condominiums. Some of these competitors may offer more attractive properties or lower rents than we do, and they may attract the high-quality tenants to whom we seek to lease our properties. Additionally, some competing housing options may qualify for governmental subsidies that may make such options more affordable and therefore more attractive than our properties. Competition for tenants could reduce our occupancy and rental rates and adversely affect us.

We intend to rapidly expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they have been in recent months, which could adversely impact anticipated yields.

With the number or properties available for acquisition and rehabilitation or renovation available across the United States, we may acquire, rehab and renovate properties.   We believe various factors and market

conditions are such that to not expand quickly would be a mistake.  We expect that in the future housing prices will stabilize and return to more normalized levels, and therefore future acquisitions may be more costly and result in lower yields. There are many factors that may cause a recovery in the housing market that would result in future acquisitions becoming more expensive and possibly less attractive than recent past and present opportunities, including:

●improvements in the overall economy and job market;

●a resumption of consumer lending activity and greater availability of consumer credit;

●improvements in the pricing and terms of mortgage-backed securities;

●increasing competition for single-family assets from private investors, entities with similar investment objectives to ours and owner-occupants; and

●tax or other government incentives that encourage homeownership.

We will continue acquiring properties as long as we believe such properties offer an attractive total return opportunity.  Accordingly, future acquisitions may have lower yield characteristics than recent past and present opportunities.

Our investments in real estate assets will likely be concentrated in the single-family housing sector within select U.S. markets.  This exposes us to the risk of downturns in that sector or the markets we invest in, and we would be adversely affected by an economic downturn or other adverse events impacting the single-family housing sector or those select markets we are invested in.

Our investment and geographic concentration exposes us to the risk of economic downturns and adverse regulatory, environmental or other developments in the single-family housing sector or in select markets in the United States to a greater extent than if our strategy encompassed other sectors of the real estate industry and additional markets.

In addition to general, regional, national and international economic conditions, our business will be impacted by the economic conditions in select markets in the United States.  A significant assumption underlying our investment strategy is our belief that property values and operating fundamentals for properties in the markets we selectively invest in will continue to improve significantly over the next several years. We can provide no assurance that this assumption will prove to be correct, and that the markets we invest in will not experience similar economic downturns in the future.

Our dependence upon third-party service providers may harm our financial results or reputation if the third parties fail to perform.

Though we are managed by our Officers, we will utilize local, third-party vendors and service providers, whenever possible, to provide certain services for our properties. For example, we may rely on third-party home improvement professionals, leasing agents and property management companies to provide services to many of our properties. Selecting, managing and supervising these third-party service providers requires significant resources and expertise. We do not have exclusive or long-term contractual relationships with any of these third-party providers, and we can provide no assurance that we will have uninterrupted or unlimited access to their services.

If we do not select, manage and supervise appropriate third parties to provide these services, our reputation and financial results may suffer. Notwithstanding our efforts to implement and enforce strong policies and practices regarding service providers, we may not successfully detect and prevent fraud, incompetence or theft by our third-party service providers. In addition, any removal or termination of third-party service providers would require us to seek new vendors or providers, which would create delays and adversely affect our operations. Poor performance by third-party service providers will reflect poorly on us and could significantly damage our reputation among desirable tenants. In the event of fraud or misconduct by a third party, we could also be exposed to material liability and be held responsible for damages, fines and/or penalties.

Long-term leases may not result in fair market lease rates over time; therefore, our income and cash available for dividend to our Shareholders could be lower than if we did not enter into long-term leases.

We may enter into long-term leases with tenants.  Our longer-term leases may provide for rent increases over time. If we do not accurately judge the potential for increases in market rental rates, the rent under our long-term leases with tenants may be significantly less than then-current market rental rates, even after contractual rental increases and applicable percentage rents. Further, we may have no ability to terminate those leases or to adjust the rent to then-current market rates. As a result, our revenues and cash available for dividend to our Shareholders could be lower than if we did not enter into long-term leases.

Short-term leases of residential property may expose us to the effects of declining market rents.

Some of our leases to tenant-occupants may be for a term of one year. As these leases permit the tenants to leave at the end of the lease term without penalty, we anticipate our rental revenues may be affected by declines in market rents more quickly than if our leases were for longer terms. Short-term leases may result in high turnover, which involves costs such as restoring the properties, marketing costs and lower occupancy levels. Because we have a limited operating history, our tenant turnover rate and related cost estimates may be less accurate than if we had more operating data upon which to base these estimates.

We rely on information supplied by prospective tenants in managing our business.

We rely on information supplied to us by prospective tenants in their rental applications to make leasing decisions, and we cannot be certain that this information is accurate. In particular, we rely on information submitted by prospective tenants regarding household income, tenure at current job, number of children and size of household. Moreover, these applications are submitted to us at the time we evaluate a prospective tenant, and we do not require tenants to provide us with updated information during the terms of their leases, notwithstanding the fact that this information can, and frequently does, change over time. Even though this information is not updated, we use it to evaluate the overall average credit characteristics of our portfolio over time. If tenant-supplied information is inaccurate or our tenants’ creditworthiness declines over time, we may make poor leasing or underwriting decisions and our portfolio may contain more credit risk than we believe. When we purchase properties that are subject to existing leases, we are not able to collect any information on tenant creditworthiness in connection with such purchases.

We may be unable to secure funds for future tenant or other capital improvements, which could limit our ability to attract or replace tenants.

When tenants do not renew their leases or otherwise vacate their property, we often are required to expend funds for property restoration and leasing commissions in order to re-lease the property. If we have not established reserves for such expenditures, we will have to obtain financing from other sources. We may also have future financing needs for other capital improvements to restore our properties. If we need to secure financing for capital improvements in the future, but are unable to secure such financing, or are unable to secure financing on terms we feel are acceptable, we may be unable to make capital improvements or we may be required to defer such improvements. If this happens, it may cause our properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property or existing tenants not renewing their leases. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, and our properties’ ability to generate revenue may be significantly impaired.

When evaluating a property for acquisition, we make a number of significant estimates and assumptions that may prove to be inaccurate. This could cause us to overpay for a property or incur restoration and marketing costs significantly in excess of our estimates.

Prior to the acquisition of a property, we make a number of significant estimates and assumptions, including the amount of time it will take us to gain possession of the property, estimated restoration costs, the amount of time between acquiring the property and leasing  or selling it, annual operating costs, estimated sales price, rental rates and tenant default rates. These estimates and assumptions may prove to be inaccurate and cause us to overpay for properties or overvalue our properties. If we determine to make the estimates used in evaluating potential properties more stringent, it would likely reduce the number of properties that we deem acceptable for acquisition.  Increases in the market prices for or decreases in the inventory of properties across the United States could also reduce the number of properties available for acquisition. These factors could adversely affect our ability to deploy the net proceeds from this offering.

Furthermore, we expect that there will be a significant degree of variability in the amount of time it takes us to gain possession of a property, the amount of restoration required at a property, the quality of construction of a property, the desirability of a property’s location and other property-specific issues. Our success will depend, to a significant degree, on our ability to evaluate these factors and restore, sale or rent and maintain at attractive yields. To the extent our evaluation of these factors or our assumptions are inaccurate, our investments may not meet our expectations.

In addition, the market and regulatory environments relating to properties have been changing rapidly, making future trends difficult to forecast. For example, an increasing number of homeowners now wait for an eviction notice or eviction proceedings to commence before vacating a foreclosed property, which significantly increases the time period between the acquisition and leasing or sale of a property. Such changes affect the accuracy of our assumptions and, in turn, may adversely affect us.

Our long-term growth will depend significantly upon future acquisitions of properties.

The acquisition of properties entails various risks, including the risks that we may overvalue a home, our homes may not perform as we expect, we may be unable to quickly and efficiently restore and lease our self-managed homes or sell those houses, our tenants may default and our cost estimates for restoring an acquired home may prove inaccurate or we are unable to sell a property for the costs associated with such property.   Additionally, our houses may not sell as quickly as we want or at the prices that we want.

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed and some variable expenses may not decrease over time, we may not be able to adapt our cost structure to offset any declines in our revenue.

Many of the expenses associated with our business, such as acquisition costs, restoration and maintenance costs, HOA fees, personal and real property taxes, insurance, compensation and other general expenses are fixed and would not necessarily decrease proportionally with any decrease in revenue. Our assets may also require a significant amount of ongoing capital expenditure. Our expenses, including capital expenditures, will be affected by, among other things, any inflationary increases, and cost increases may exceed the rate of inflation in any given period. Certain expenses incurred on a per-unit basis are recurring in nature, such as HOA fees, taxes, insurance and restoration and maintenance costs, which may not decrease on a per-unit basis as our portfolio grows through additional property acquisitions. By contrast, our revenue is affected by many factors beyond our control, such as the availability and price of alternative rental housing and economic conditions in and around the markets that we invest in. As a result, we may not be able to fully, or partially, offset any increase in our expenses with a corresponding increase in our revenues. In addition, state and local regulations may require us to maintain our properties, even if the cost of maintenance is greater than the value of the property or any potential benefit we may receive from renting the property.

We might obtain lines of credit and other borrowings, which increases our risk of loss due to potential foreclosure.

We may obtain lines of credit and long-term financing that may be secured by our assets. As with any liability, there is a risk that we may be unable to repay our obligations from the cash flow of our assets. Therefore, when borrowing and securing such borrowing with our assets, we risk losing such assets in the event we are unable to repay such obligations or meet such demands.

We have broad authority to incur debt and high debt levels could hinder our ability to pay dividends and decrease the value of our investors’ investments.

Our policies do not limit us from incurring debt for the acquisition of the assets of the Company. We intend to borrow as much as 60% to 80% of the value of our properties. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our investors’ investments.

Debt service obligations could adversely affect our operating results, may require us to sell properties and could adversely affect our ability to make or sustain dividends to our Shareholders

The acquisition, rehabilitation, renovation and development of the assets may be financed in part by borrowing, which will increase our exposure to loss. The use of leverage involves a high degree of financial risk and may increase the exposure of the Company or its investments to factors such as rising interest rates, downturns in the economy or deterioration in the condition of the collateral underlying such investments. The use of leverage will increase the amount of funds available to us for investment but will also increase the risk of loss. The investments may be unsecured and subordinated to substantial amounts of senior indebtedness. The investments may not be protected by financial covenants or limitations upon additional indebtedness. Market fluctuations may significantly decrease the availability of and increase the cost of leverage

Our governing documents contain no limitations on the amount of debt that we may incur. As a result, we may incur substantial debt in the future.

Incurring debt could subject us to many risks, including the risks that:

●our cash flows from operations will be insufficient to make required payments of principal and interest;

●our debt may increase our vulnerability to adverse economic and industry conditions;

●we will be subject to restrictive covenants that require us to satisfy and remain in compliance with certain financial requirements or that impose limitations on the type or extent of activities we conduct;

●we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for dividend to our Shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes; and

●the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

If we do not have sufficient funds to repay any debt we incur when it matures, we may need to refinance the debt or raise additional equity. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancing, increases in interest expense could adversely affect our cash flows and, consequently, cash available for dividend to our members. To the extent we are required to raise additional equity to satisfy such debt, existing Shareholders would see their interests diluted. If we are unable to refinance our debt or raise additional equity on acceptable terms, we may be forced to dispose of substantial numbers of properties on disadvantageous terms, potentially resulting in losses. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our properties that may be pledged to secure our obligations to foreclosure. Any unsecured debt agreements we enter into may contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances.

Our financial results in the period or periods immediately following completion of this offering may not be reflective of our earning potential.

Our financial results in the fiscal periods immediately following completion of this offering may not be representative of our future potential. Prior to the full deployment of the net proceeds from this offering, we may invest the undeployed net proceeds in interest-bearing, short-term, investment-grade securities or money market accounts. We expect that these initial investments will provide a lower net return than we expect to receive from the investments described in this prospectus. In addition, since we expect to experience rapid growth following this offering, we will have a greater percentage of our portfolio invested in assets in the process of stabilization than we would expect to have as a more mature operation. It will take time and significant cash resources to restore, reposition and lease these properties in the process of stabilization. As a result, newly acquired properties, that are not leased at the time of acquisition, will not begin generating revenue for some period of time following this offering and will reduce our overall financial performance. In addition, future equity or debt financings may impact our financial results in the fiscal periods following such financings for the same reasons listed above.

We anticipate being involved in a variety of litigation.

We anticipate being involved in a range of court proceedings in the ordinary course of business. These actions may include eviction proceedings and other landlord-tenant disputes, challenges to title and ownership rights (including actions brought by prior owners alleging wrongful foreclosure by their lender or loan servicer) and issues with local housing officials arising from the condition or maintenance of a property. While we intend to vigorously defend any non-meritorious action or challenge, no assurance can be given that we will not incur significant expense relating to these matters or that they will not require significant management attention and adversely affect us.

Many factors impact the single-family residential rental market, and if rents in and around the markets we invest in do not increase sufficiently to keep pace with rising costs of operations, our cash available for dividend will decline.

The success of our business model will substantially depend on conditions in the single-family rental market in and around the markets we invest. Our asset acquisitions are premised on assumptions about, among other things, occupancy and rent levels, and if those assumptions prove to be inaccurate our cash flows will be lower than expected. Rental rates and occupancy levels have benefited in recent periods from macroeconomic trends affecting the U.S. economy and residential real estate markets in particular, including:

●a tightening of credit that has made it more difficult to finance a home purchase, combined with efforts by consumers generally to reduce their exposure to credit;

●weak economic and employment conditions that have increased foreclosure rates and made it more difficult for families to remain in homes that were purchased prior to the economic downturn;

●declining real estate values that have challenged the traditional notion that homeownership is a stable investment; and

●the unprecedented level of vacant housing comprising the REO by banks and other mortgage lenders or guarantors, and inventory held for sale by banks and other mortgage lenders or guarantors.

We do not expect these favorable trends in the residential rental market to continue indefinitely. Eventually, a strengthening of the U.S. economy and job growth, coupled with government programs designed to keep homeowners in their homes and/or other factors, may contribute to a stabilization or reversal of the current trend that favors renting rather than homeownership. In addition, we expect that as investors like us increasingly seek to capitalize on opportunities to purchase undervalued housing assets and convert them to productive uses, the supply of single-family rental properties will decrease and the competition for tenants will intensify. A softening of the rental market in and around the markets we invest in would reduce our rental revenue.

Acquiring properties during periods when the single-family home sector is experiencing substantial inflows of capital and intense competition may result in inflated purchase prices and increase the likelihood that our properties will not appreciate in value and may, instead, decrease in value.

The allocation of substantial amounts of capital for investment in the single-family home sector and significant competition for income producing real estate may inflate the purchase prices for such assets. To the extent we purchased or in the future purchase real estate in such an environment, it is possible that the value of our properties may not appreciate and may, instead, decrease in value, perhaps significantly, below the amount we paid for such properties. In addition to macroeconomic and local economic factors, technical factors, such as a decrease in the amount of capital allocated to the single-family home sector and the number of investors participating in the sector, could cause the value of our properties to decline.

Our properties may not be diversified.

Our potential profitability and our ability to diversify our investments may be limited, both geographically and by type of properties purchased. We will be able to purchase additional properties only as additional funds are raised. Our properties may not be well diversified and their economic performance could be affected by changes in local economic conditions.

Our performance is therefore linked to economic conditions in the regions in which we will acquire properties and in the market for real estate properties generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of dividends we can make to you.

Claims of deficiencies in the foreclosure process may result in rescission of our purchases at auction or reduce the supply of foreclosed properties available to us.

Allegations of deficiencies in foreclosure practices could result in claims challenging the validity of some foreclosures that have occurred, potentially placing our claim of ownership to some of our properties at risk. We cannot be assured that our title insurance policies, if we are able to obtain title policies, would provide protection in such instances or that such proceedings would not result in a complete dispossession of property from us without compensation.

Single-family homes that are being sold through foreclosure or short-sales are subject to risks of theft, vandalism or other damage that could impair their value.

When a single-family home is put into foreclosure, due to a default by the homeowner on mortgage obligations, or a homeowner seeks a short sale, due to the value of the property being substantially below the outstanding principal balance of the mortgage, it is possible that the homeowner may cease to maintain the property adequately, or that the property may be abandoned by the homeowner and become susceptible to theft or vandalism. Lack of maintenance, theft and vandalism can substantially impair the value of the property. If we purchase a large number of properties in foreclosure in bulk sales and are not able to inspect each property before closing or we are unable to rent the properties quickly after purchase and restoration, some of our properties could be impaired.

We generally are not likely to be able to conduct a thorough inspection before purchasing properties.

In some instances, we generally do not expect to have the opportunity to conduct interior inspections or conduct more than cursory exterior inspections on a portion of the properties. These inspection processes may fail to reveal major defects associated with such properties, which may cause the amount of time and expense required to restore such properties to substantially exceed our estimates.

We incur significant costs in restoring our properties, and we may underestimate the costs or amount of time necessary to complete restorations.

Before renting a home, we typically perform a detailed assessment, with an on-site review of the home, to identify the scope of restoration to be completed. Beyond customary repairs, we often undertake improvements designed to optimize overall property appeal and increase the value of the property when such improvements can be done cost effectively. To the extent properties are occupied by existing tenants, restorations may be postponed until the tenant vacates the premises.

We expect that nearly all of our properties will require some level of restoration immediately upon their acquisition or in the future following expiration of a lease or otherwise. We may acquire properties that we plan to extensively restore. We may also acquire properties that we expect to be in good condition only to discover unforeseen defects and problems that require extensive restoration and capital expenditures. In addition, in order to reposition properties in the rental market, we will be required to make ongoing capital improvements and may need to perform significant restorations and repairs from time to time that tenant deposits and insurance may not cover. Our properties have infrastructure and appliances of varying ages and conditions. Consequently, we routinely retain third-party subcontractors and trade professionals to perform repair work and are exposed to the risks inherent in property restoration, including potential cost overruns, increases in labor and materials costs, delays by subcontractors in completing work, delays in the timing of receiving necessary work permits and certificates of occupancy and poor workmanship. If our assumptions regarding the cost or timing of restorations across our properties prove to be materially inaccurate, we will be adversely affected.

The costs and amount of time necessary to secure possession and control of a newly acquired property may exceed our assumptions, which would delay our receipt of revenue from, and return on, the property.

Upon acquiring a new property, we may have to evict occupants who are in unlawful possession before we can secure possession and control of the property. The holdover occupants may be the former owners or tenants of a property, or they may be squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming. If these costs and delays exceed our expectations, our financial performance may suffer because of the increased expenses incurred or the unexpected delays in turning the properties into revenue-producing rental homes.

We depend on our tenants for a substantial majority of our revenues.

We depend on tenants for a substantial portion of our revenues. Our operating results and cash available for dividend would be adversely affected if a significant number of our tenants were unable to meet their lease obligations or failed to renew their leases with us. Widespread lay-offs and other adverse changes in the economic conditions in and around the select markets in which we invest could result in substantial tenant defaults or non-renewals. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord at that property and may incur costs in protecting our investment and re-leasing the property. We may be unable to re-lease the property for the rent previously received.

We may be unable to renew leases and our occupancy rate could decline.

We cannot assure you that tenants will renew their leases with us. If the rental rates for our properties decrease or our tenants do not renew their leases, our financial condition, results of operations, cash flow, cash available for dividend and our ability to satisfy our debt service obligations could be materially adversely affected.

Some or all of our properties may become vacant either by a default of tenants under their leases or the expiration or termination of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for dividend. In addition, the resale value of the property could be reduced because the market value of a particular property may deteriorate if it remains unoccupied for an extended period of time.

Some of our properties may be located with HOAs, and we and our tenants are subject to the rules and regulations of such HOAs, which may be arbitrary or restrictive. Violations of such rules may subject us to additional fees, penalties and litigation with such HOAs which would be costly.

Some of our properties may be located within HOAs, which are private entities that regulate the activities of owners and occupants of, and levy assessments on, properties in a residential subdivision. HOAs in which we own properties may have or may enact onerous or arbitrary rules that restrict our ability to restore, market or lease our properties or require us to restore or maintain such properties at standards or costs that are in excess of our planned budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale or the requirement that specific construction materials be used in restorations. Some HOAs also impose limits on the number of property owners who may rent their homes, which, if met or exceeded, would cause us to incur additional costs to sell the property and opportunity costs of lost rental revenue. Furthermore, many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas, and we may have tenants who violate HOA rules and for which we may be liable as the property owner. Additionally, the boards of directors of the HOAs in which we own property may not make important disclosures about the properties or may block our access to HOA records, initiate litigation, restrict our ability to sell our properties, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing a property, and any such excessively restrictive or arbitrary regulations may cause us to sell such property at a loss, prevent us from renting such property or otherwise reduce our cash flow from such property, which would have an adverse effect on our returns on these properties.

Poor tenant selection and defaults by our tenants may negatively affect our financial performance.

Our success will depend, in large part, upon our ability to attract and retain qualified tenants for our properties. This will depend, in turn, upon our ability to screen applicants, identify good tenants and avoid tenants who may default. We will inevitably make mistakes in our selection of tenants, and we may rent to tenants whose default on our leases or failure to comply with the terms of the lease or HOA regulations negatively affect our financial performance, reputation and the quality and value of our properties. For example, tenants may default on payment of rent, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, make use of our properties for illegal purposes, damage or make unauthorized structural changes to our properties which may not be fully covered by security deposits, refuse to leave the property when the lease is terminated, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors or eyesores, fail to comply with HOA regulations, sub-let to less desirable individuals in violation of our leases or permit unauthorized persons to live with them. In addition, defaulting tenants will often be effectively judgment-proof. The process of evicting a defaulting tenant from a family residence can be adversarial, protracted and costly. Furthermore, some tenants facing eviction may damage or destroy the property. Damage to our properties may significantly delay re-leasing after eviction, necessitate expensive repairs or impair the rental revenue or value of the property, resulting in a lower than expected rate of return. In addition, we will incur turnover costs associated with re-leasing the properties, such as marketing expense and brokerage commissions, and will not collect revenue while the property is vacant. Although we will attempt to work with tenants to prevent such damage or destruction, there can be no assurance that we will be successful in all or most cases. Such tenants will not only cause us not to achieve our financial objectives for the properties in which they live, but may subject us to liability, and may damage our reputation with our other tenants and in the communities where we do business.

Title defects and eminent domain could lead to material losses on our investments.

Although we currently intend to acquire title insurance on the majority of our residential properties when it is available, we may, and likely will, also acquire a number of our homes on an “as is” basis without the benefit of title insurance prior to closing.  Increased scrutiny of title matters, particularly in the case of foreclosures, could lead to legal challenges with respect to the validity of the sale. In the absence of title insurance, the sale may be rescinded, and we may be unable to recover our purchase price, resulting in a complete loss. Title insurance obtained subsequent to purchase offers little protection against discoverable defects as they are typically excluded from such policies. Although we endeavor to assess the state of title prior to purchase, there can be no assurance that our assessments will be completely effective, which could lead to a material if not complete loss on our investment in such properties. In addition, even if we are able to acquire title insurance on a property, the title insurance provider may assert that we are not entitled to coverage under the policy and deny any claims we have thereunder.

Our title to a property may be challenged for a variety of reasons, including allegations of defects in the foreclosure process. Title insurance, if any, may not prove adequate in these instances.

It is also possible that governmental authorities may exercise eminent domain to acquire land on which our properties are built in order to build roads or other infrastructure. Any such exercise of eminent domain would allow us to recover only the fair value of the affected properties. Our acquisition strategy is premised on the concept that this “fair value” will be less than the real value of the property for a number of years, and we could effectively have no profit potential from properties acquired by the government through eminent domain.

Declining real estate values and impairment charges could adversely affect our earnings and financial condition.

We intend to review the carrying value of our real estate properties for impairment whenever events or changes in circumstances, such as adverse market conditions, indicate that their carrying amount may not be recoverable. If our evaluation indicates that we may be unable to recover the carrying value of a material portion of our real estate investments, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the properties. These losses would have a direct impact on our net income, because recording an impairment loss results in an immediate negative adjustment to net income. They would also be reflected as a decrease in assets on our balance sheet. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A deteriorating real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our financial condition, results of operations, cash available for dividend.

Our performance and value are subject to general economic conditions and risks associated with our real estate assets.

The investment returns available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred in connection with the properties. If the properties we acquire do not generate income sufficient to meet operating expenses, including any debt service and capital expenditures, then our ability to pay dividends to our members could be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as debt service (to the extent we borrow funds in the future), real estate taxes, HOA fees, insurance and maintenance costs) that generally do not decline when circumstances reduce the income from the property. Income from and the value of the properties we acquire may be adversely affected by the factors listed below, some of which are described in greater detail in the pages that follow:

●downturns in international, national, regional and local economic conditions (particularly increases in unemployment);

●the attractiveness of the properties we acquire to potential tenants and buyers and competition from other properties;

●changes in supply of or demand for similar or competing properties in and around the markets we invest in;

●bankruptcies, financial difficulties or lease defaults by our tenants or defaults by seller-financed buyers;

●inability to collect rent from tenants or payments from seller-financed buyers;

●changes in interest rates, availability and terms of debt financing;

●changes in operating costs and expenses and our ability to control rents;

●changes in, or increased costs of compliance with, governmental laws, rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws, and our potential liability thereunder;

●political, regulatory or other factors including terrorism;

●illiquidity of real estate investments generally;

●tenants’ or buyers’ perceptions of the safety, convenience and attractiveness of our properties and the neighborhoods in which our properties are located;

●ongoing needs for capital improvements, particularly in older properties;

●our ability to provide adequate maintenance and obtain adequate insurance;

●changes in the cost or availability of insurance, including coverage for mold or asbestos;

●environmental conditions or retained liabilities for such conditions;

●unanticipated changes in costs associated with known adverse environmental conditions or retained liabilities for such conditions;

●periods of high interest rates and tight money supply;

●tenant turnover;

●general overbuilding or excess supply in and around the markets we invest in;

●disruptions in the global supply chain;

●the ability or unwillingness of tenants to pay rent increases;

●civil unrest, acts of God, including pandemics, epidemics, earthquakes, hurricanes, tornadoes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of terrorist acts such as those that occurred on September 11, 2001;

●rent control or rent stabilization or other housing laws, which could prevent us from raising rents; and

●increases in property-level maintenance and operating expenses.

Uninsured or underinsured losses relating to real property may adversely affect our returns.

We attempt to ensure that all of the properties we acquire are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, acts of war, acts of terrorism or riots, that may not always be insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of the properties we acquire incur a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the property.  Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or restore a property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. Any such losses could adversely affect us. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future.

Contingent or unknown liabilities could adversely affect our financial condition.

Our acquisition activities are subject to many risks. We may acquire properties that are subject to unknown or contingent liabilities, including liabilities for or with respect to liens attached to properties, unpaid real estate taxes, utilities or HOA charges for which a prior owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of vendors or other persons dealing with the acquired properties and tax liabilities, among other things. In each case, our acquisition may be without any, or with only limited, recourse with respect to unknown or contingent liabilities or conditions. As a result, if any such liability were to arise relating to our properties, or if any adverse condition exists with respect to our properties that is in excess of our insurance coverage, we might have to pay substantial sums to settle or cure it, which could adversely affect us. The properties we acquire may also be subject to covenants, conditions or restrictions that restrict the use or ownership of such properties, including prohibitions on leasing or requirements to obtain the approval of HOAs prior to leasing. We may not discover such restrictions during the acquisition process and such restrictions may adversely affect our ability to operate such properties as we intend.

In addition, purchases of properties acquired at auction, in short sales, from lenders or in bulk purchases typically involve few or no representations or warranties with respect to the properties and may allow us limited or no recourse against the sellers of such properties. Such properties also often have unpaid tax, utility and HOA liabilities for which we may be obligated but fail to anticipate.

Environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.

Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, proximity to power lines or other issues.

Federal legislation requires owners and landlords of residential housing constructed prior to 1978 to disclose to potential tenants or purchasers, and to real estate brokers, any known presence of lead paint and lead paint hazards and allows for treble damages, fines and attorneys’ fees for failure to so notify. In addition, we could be held liable under state laws for any injuries caused by ingestion of lead-based paint by tenants, or of dust or particles from lead-based paint, by children or others living at or using the properties. Under some state laws, the liability is without regard to fault, and may also require us to remediate soil and groundwater contaminated with lead in and around the subject property.

Mold is a fungus that may grow within certain properties if sufficient moisture is present, for instance as a result of leaking roofs or pipes, flooding or poor insulation in bathrooms. Certain molds are allergenic to certain tenants and capable of producing toxins which can be harmful. Mold can injure other living things and damage property. It is customary practice to promptly remediate water damage, which can result in mold, and any damage from mold growth, to prevent personal injury and property damage, and unsafe living conditions. If mold grows in a property that we own or manage, we may be liable for any personal injury and property damage that results. Under state or local laws pertaining to health, housing, building standards and consumer protection, we may be required to remediate mold and may be fined due to the presence of mold in a property, its tenants may be evicted, it may be liable for rent during the period when mold was present in the property and the property may be condemned and/or razed. Mold remediation may be difficult and expensive. It is difficult and expensive to obtain insurance to protect against liability, remediation costs or other damages pertaining to mold, and there may be no insurance coverage under existing policies. State and federal legislation pertaining to mold, including its remediation and disclosure, may be enacted in the next few years, and it is unknown what economic impact such legislation could have on property owners.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental revenue from that property.

We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sales to our Shareholders may be limited.

Real estate investments are relatively illiquid, and, as a result, we may have a limited ability to sell our properties should the need arise. When we sell our properties, we may not realize gains on such sales. We may be unable to recoup our cost of acquiring and rehabilitating some of our real estate investments, either because we spent too much in the acquisition or rehabilitation of those specific real estate investments.  We may elect not to distribute any proceeds from the sales of properties to our members; for example, we may use such proceeds to:

●redeploy those net proceeds for the purchase additional properties;

●repay debt, if any;

●create working capital reserves; or

●complete repairs, maintenance or other capital improvements or expenditures to our remaining properties.

Our real properties are subject to property taxes that may increase in the future, which could adversely affect us.

Our properties are subject to real and personal property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. In some cases, our leases may provide that property taxes are the responsibility of the tenant, while other leases for may provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our expenses will increase. Moreover, if our tenants do not pay real estate taxes pursuant to the terms of their leases with us, we will be responsible for such taxes. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.

Our operations could be harmed by a prolonged economic slowdown, a lengthy or severe recession or declining real estate values.

Our properties may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. An economic slowdown or recession could have a material negative impact on the values of commercial and residential real estate.  Declining real estate values may, but may not, reduce our level of purchases of investment properties.  Further, declining real estate values significantly increase the likelihood that we will incur losses on our on the sale of any investment property, which in turn would force us to lease or rent investment properties for longer than we had originally intended to and for possible less than we would have otherwise originally been able to. Any sustained period of declining real estate values could adversely affect both our income from the lease, rental or sale of investment properties, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to pay dividends to you.

Risks Related to Benefit Plan Investors

Fiduciaries investing the assets of a trust or pension or profit sharing plan must carefully assess an investment in our Company to ensure compliance with ERISA.

In considering an investment in our Company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the shares sold hereunder are not freely transferable and there may not be a market created in which the shares sold hereunder may be sold or otherwise disposed; and (iii) whether interests in our Company or the underlying assets owned by our Company constitute “Plan Assets” under ERISA. See “ERISA Considerations.”

YOU SHOULD CONSULT WITH YOUR OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AS TO THE LEGAL, TAX, ACCOUNTING AND OTHER CONSEQUENCES OF AN INVESTMENT IN SHARES OF COMMON STOCK.

PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR NO. 230, BE ADVISED THAT ANY FEDERAL TAX ADVICE IN THIS COMMUNICATION, INCLUDING ANY ATTACHMENTS OR ENCLOSURES, WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY PERSON OR ENTITY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY INTERNAL REVENUE CODE PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON OR ENTITY. SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THE WRITTEN ADVICE. EACH PERSON OR ENTITY SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

PLAN OF DISTRIBUTION

The Company is offering up to $15,000,000 of our shares of Common Stock pursuant to this Offering Circular. Our shares of Common Stock will be offered primarily directly by the Company’s, the Board and the Officers on an ongoing and continuous basis. The Officers who will be offering the shares of Common Stock are not deemed to be brokers under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended. In accordance with the provisions of Rule 3a4-1(a), Officers who sell shares of Common Stock will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

While most shares of Common Stock are expected to be offered and sold directly by the Company and the Officers, the Company and Officers reserve the right to offer and sell shares of Common Stock through the services of independent broker/dealers who are member firms of FINRA. As of the date of this Offering Circular, the Company has not engaged any broker-dealer, and has no agreement for paying a broker-dealer commissions or fees. In the event the Company enters into an agreement with a licensed broker-dealer, the Company will amend the Offering Circular and other necessary documents, and notify Investors of such engagement. It is anticipated that the customary and standard commissions may be up to seven percent (7.0%) to the selling group members and two percent (2.0%) to the managing broker-dealer of the gross proceeds received for the sale of shares of Common Stock. Notwithstanding the foregoing, the amount and nature of commissions payable to broker/dealers is expected to vary in specific instances and may be lower than the one listed herein. The Investor who is admitted to the Company through such broker/dealer (and not the Company nor our Officers) will be responsible for all such commissions payable to broker/dealers (and such payments may reduce the Investor’s invested capital).

The offering will continue through the earliest of (1) the date upon which all $15,000,000 in shares of Common Stock have been sold; or (2) the date on which we terminate this offering. Following qualification of the offering statement of which this Offering Circular is a part, the Company will conduct closings of this offering at its discretion

Once the SEC qualifies this offering, we are permitted to generally solicit investors nationwide by use of various advertising mediums, such as print, radio, TV, and the Internet. We plan to primarily use the Internet through a variety of existing Internet advertising mechanisms, such as adwords and search engine optimization (e.g., placement on Yahoo and Google). As a result, it is anticipated that Internet traffic will arrive at a section of our website where prospective investors, can find additional information regarding this offering and may initiate a purchase of the shares of Common Stock in compliance with the Subscription Agreement.

Compensation Payable to FINRA Members

While most shares of Common Stock are expected to be offered and sold directly by the Company and the Officers, the Company and Officers reserve the right to offer and sell shares of Common Stock through the services of independent broker/dealers who are member firms of FINRA. As of the date of this Offering Circular, the Company has not engaged any broker-dealer, and has no agreement for paying a broker-dealer commissions or fees. In the event the Company enters into an agreement with a licensed broker-dealer, the Company will amend the Offering Circular and other necessary documents, and notify Investors of such engagement. It is anticipated that the customary and standard commissions may be up to seven percent (7.0%) to the selling group members and two percent (2.0%) to the managing broker-dealer of the gross proceeds received for the sale of shares of Common Stock. Notwithstanding the foregoing, the amount and nature of commissions payable to broker/dealers is expected to vary in specific instances and may be lower than the one listed herein. The Investor who is admitted to the Company through such broker/dealer (and not the Company nor our Officers) will be responsible for all such commissions payable to broker/dealers (and such payments may reduce the Investor’s invested capital).

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the Company’s website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase our shares of Common Stock, a prospective investor must electronically complete, sign and deliver to us an executed Subscription Agreement like the one attached to this Offering Circular as Exhibit D, and wire funds for its subscription amount in accordance with the instructions provided therein.

An investor will become a Shareholder, including for tax purposes, and the shares of Common Stock will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the Company accepts the investor as a Shareholder.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Commencement of Offering Period.

The offering period will commence upon this Offering Circular being qualified by the SEC.

Qualified Purchasers and Blue Sky Laws

Our shares of Common Stock are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our shares of Common Stock offered hereby are offered and sold only to “qualified purchasers.” “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our shares of Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Transferability of our shares of Common Stock.

Our shares of Common Stock are generally not freely transferable by Shareholders.  Transfer of shares of Common Stock by Shareholders is restricted by applicable securities laws or regulations as well as the Shareholder Agreement.

Advertising, Sales and Promotional Materials.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our shares of Common Stock, these materials will not give a complete understanding of this offering, us or our shares of Common Stock and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our shares of Common Stock.

Supplements and Post-Qualification Amendments to this Offering Circular.

In compliance with Rule 253(e) of Regulation A, we shall revise this Offering Circular during the course of the offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide updated financial statements and shall be filed as an exhibit to the Offering Circular and be requalified under Rule 252.

ESTIMATED USE OF PROCEEDS

The following table sets forth certain information concerning the estimated use of proceeds of the offering. Many of the amounts set forth below represent the best estimate of the Company since they cannot be precisely calculated at this time.

	Amount of Offering Proceeds
	$5,000,000	$10,000,000	$15,000,000
General & Legal Expenses	50,000	75,000	100,000
Management	280,000	340,000	400,000
Marketing / Advertising	250,000	500,000	750,000
Real Estate Operations / Investment	4,420,000	9,085,000	13,750,000

INVESTMENT OBJECTIVES AND STRATEGY

We provide an innovative approach to creating sustainable and long term profits in the real estate industry.  Unlike many real estate ventures, Agile Group engages in diversified operations within both short and long term real estate acquisitions, and uses the power of exclusive networks that deploy strategies to maximize cash on cash ROI.  These strategies enable the Company to target higher than average returns on a consistent basis.  Additionally, the Company is led by highly experienced marketing and real estate experts, providing a unique competitive advantage.

Our growth will be driven by the ability to find quality real estate investment opportunities and its ability to raise capital to participate in real estate projects.

Core Operations

The Agile Group’s core operations focus on 3 primary verticals of real estate acquisition/investing: investing as capital partners with minimum rates of returns (targeted average of 18%+) with additional profit share, investing as capital partners on projects with shared returns based primarily on profit (targeted average of 20%+), and acquiring real estate for long term hold providing solid assets even though they may produce a lower average rate of return (6-10%).  The Company through its partnerships, is more than a capital partner however.  The Agile Group becomes an active participant in the project bringing its expertise and resources as additional value added assets.

The Agile Group differentiates itself from a “fund” in that the Agile Group is an active partner/operator on real estate projects with varying roles depending on the nature of the specific project.  This does not mean the Company does not also leverage third parties to assist alongside the projects.

The Company has a few different strategies that enable it to achieve high yield returns on investment projects.  The first strategy is through its acquisition of properties using creative finance methods, whereby, The Agile Group can acquire properties typically with $10,000 or less in total capital.  After securing tenants and receiving security deposits, the out of pocket capital can be quickly reduced to as little as only $5,000 or even less.  With an objective to earn an average minimum return of $25,000 per project, this enables the Agile Group to achieve significantly higher project returns than traditional purchasing where that same acquisition might require more like $40,000-$60,000 of investment.  Therefore, regardless of the final use for the property, if it is acquired with creative finance strategies we can target to achieve significantly above average APR returns, sometimes even reaching triple digit ROI.

The second method to achieve higher than average returns is through the deployment of higher performing real estate use models for properties acquired.  Rather than a typical rental lease, whereby without using creative financing an average annual return might only be 6-8%, we embrace higher yielding deployment models including, but not limited to the following:

1.Rent-to-own properties whereby monthly rents increase nearly 10% which can result in as much as a 2-10% APR gain.

2.Short term rental properties whereby monthly rent revenue has the ability increase 50% or more when executed properly resulting in targeted annual APR of 15% or more.

3.Residential assisted living properties whereby a fully occupied home can yield 28% APR or more depending on the capital investment required for acquisition and conversion.

4.Fix-and-Flip properties whereby alongside our current partner in this space, Paragon Asset Management, we have the ability to split those returns and earn between 18-30%.

While the targets shared here are for illustrative purposes only and past results are no indication of future performance, these real estate investment models give insight to the types of opportunities that the Company is focused on to deliver higher than average returns in the real estate investing arena.

Lastly, one of the unique selling propositions of the Company that allows it to outperform the competition in any of these investing models is its partnership with sister company NextGen REI LLC.  This is a significant marketing advantage for the Company in finding and acquiring project opportunities before the competition. NextGen REI is a nationwide network of investors, real estate agents and affiliates, which has also developed proprietary marketing tools and strategies to identify potential investment opportunities often before they are widely known to the marketplace. In many cases, the NextGen REI Network creates real estate investment opportunities that did not previously exist through its creative methodologies.  The NextGen REI network currently comprises hundreds of members and it is tracking quickly to reach thousands of members. This partnership allows the Company early access to opportunities to creative finance acquisition strategies, if possible, along with one of the higher performing real estate deployment models.

Determining the Investing Mix

In order to determine the best mix of investing activities, the Company relies on an operations management team that will evaluate the prospective projects at hand and evaluate each property under a set of internal underwriting guidelines.  Upon meeting the proper thresholds, projects are then reviewed based on the performance and risk of each against the capital available at the time.  The Agile Group will also keep a portion of capital in reserves for unexpected needs that may arise across the portfolio of projects, this is separate from money kept aside for general company operations. The remaining amount shall be available for active real estate operations. In general, the goal is to keep capital available to the company for real estate operations earning at minimum rates as much as possible.  When a significant amount of excess capital is in reserve, then the Company may lean towards larger investment opportunities vs when smaller amounts of excess capital is available.

MANAGEMENT

The Company’s day-to-day operations are managed by the Company’s Officers. The Company’s board of directors (“Board”) oversees the Company’s management and appoints the Company’s Officers, who serve at the discretion of the Board.

We rely on our management team to act on our behalf.  The Company believes its management team has the capability to dedicate such time to the affairs of the Company as may be reasonable required.

Name	Position	Age
Officers:
Keith Aichele	Chief Executive Officer / Chief Marketing Officer / Chairman of the Board	46
Rachel Surges	Vice President of Finance and Operations	43

Directors:
Keith Aichele	Chief Executive Officer / Chief Marketing Officer / Chairman of the Board	46
Rachel Surges	Director / Vice President of Finance and Operations	43
Briant Stringham	Director	69
Byran Knisley	Director	49
Tim Cunha	Director	69

Keith Aichele, Chief Executive Officer / Chief Marketing Officer / Chairman of the Board

Mr. Aichele is a parallel entrepreneur with extensive expertise in marketing, innovation and real estate.  He is the creator of the NextGen REI Ecosystem which The Agile Group is an instrumental part of.  This ecosystem features NextGen REI, LLC as the network hub, for which Mr. Aichele also serves as CEO.  NextGen REI offers a nationwide real estate investing education, technology and marketing platform; which through its marketing, direct members and network partners, is a primary source of real estate investment opportunities for The Agile Group.

Mr. Aichele is also CEO of Misaic Group, LLC (an Illinois Limited Liability Company) formed in 2008 as a marketing education and technology company.  Mr. Aichele spent nearly a decade building out a proprietary software platform and distinct marketing strategies for entrepreneurs.  Misaic now serves as the underlying technology for NextGen REI and other business ventures which creates a massive competitive advantage.  As part of Misaic, Mr. Aichele has been an international speaker, trainer, best selling author and has been featured on ABC, NBC, FOX and CBS along with numerous podcasts.

Mr. Aichele has nearly 20 years of experience as a professional speaker, having shared the stage with industry icons: ABC's Secret Millionaire - James Malinchak, Shark Tank's original shark - Kevin Harrington, and Sharon Lechter, Co-Author of Rich Dad Poor Dad - The #1 Personal Finance Book of All Time, along with many more. In 2016 he served as a Keynote Speaker of the year for the nation's largest trade show for entrepreneurs, The Small Business Expo.

Mr. Aichele’s first major entrepreneurial success was a real estate marketing company, WhatsOnTheMarket.com, which he launched in 2000.  Here Mr. Aichele integrated his expertise in marketing and technology to create new methods for marketing real estate as the internet began to take consumers by storm. In just a short period of time, WhatsOnTheMarket.com was assisting more sellers with the marketing of their property than any real estate brokerage in the greater Chicago metropolitan area.  Mr. Aichele expanded his company from a marketing company to a real estate brokerage where he served as the managing broker, he opened a separate title company, he incorporated mortgages into his business practices and even went on to get qualified as an appraiser.  In 2005, Mr. Aichele and his partner decided to sell the companies to pursue new ventures.  It was during this time with WhatsOnTheMarket.com that Mr. Aichele began investing in real estate, and has now been doing so for almost 20 years.

Prior to his latest series of entrepreneurial successes, Mr. Aichele served in executive positions and as a consultant to the global leader in marketing research, The Nielsen Company. In his time at this industry leading company, Mr. Aichele led the development of a Global Technology Platform serving the largest companies in the CPG industry.  Prior to his role in marketing and technology, he focused on developing models to predict consumer behavior.  In 1999, Mr. Aichele was the youngest person in the history of the company to receive the Chairman’s Award for Excellence, the most prestigious award within the organization.

Mr. Aichele graduated in 1996 from Northern Illinois University with Honors in Economics, a 2nd degree in statistics with Dean’s Award, and was a member of Phi Kappa Phi Honors Society. His formal education also includes graduate studies in statistics.

Rachel Surges, Director / Vice President of Finance and Operations

Ms. Surges is the co-founder of Misaic Group, LLC. (2010- present) and has vast experience in helping entrepreneurs develop the appropriate marketing strategies to penetrate new markets. Ms. Surges is an expert in business growth, client acquisition, client retention, process improvement, and overall has an extremely strong business acumen. Ms. Surges is a consultant to several companies including NextGen REI LLC and The Agile Group Inc. for which she has a direct interest in both. She is also an active real estate investor in residential property.  During Ms. Surges’s career, she has worked with companies of all sizes, ranging from small entrepreneurial teams to countless large Fortune 500 companies over the past 20 years.

Ms. Surges is the former Global Change Management Leader of The Nielsen Company (formerly ACNielsen), the world’s leader in market research. While at The Nielsen Company (2002-2010) she also held senior level positions in Business Process Improvement, Project Management, Human Resources, Training & Development, Organizational Development, Instructional Design, Executive Coaching, and was highly sought after by organizational leaders to startup entrepreneurial and innovative change initiatives. She led multiple large scale projects focused on product development, system performance, user adoption, and cycle time. She was nominated by peers and leaders to become an organizational Black Belt and became certified in 2008. She also earned her Senior Human Resource Management certification (2007), Instructional Design Certification (2005), Procsi Change Management Certification (2008), and received numerous awards and promotions as one of the organizations leading high potential, high performer leaders.

Ms. Surges also worked as a top sales representative with Coca Cola, US@Work.com, and ADP from 1999-2002. Ms. Surges is a graduate of the University of Iowa in 1995 with a Bachelor of Business Administration with an emphasis in Management and Organizations and graduate from the Chicago School or Professional Psychology with a Masters in Industrial and Organizational Psychology. She was a member of Delta Sigma Pi business fraternity, Business and Social Sciences Student Senate Leader, President of Formulator (Student run business), two time nominated member of eXcel Leadership, and two time attendee of the College Women’s Student Leadership Conference for women in leadership.

Briant Stringham, Director

Mr. Stringham currently consults for Your Stay & More, LLC, a Utah limited liability company, whose primary business focus is to advise owner/operators of short term rentals how to best maximize their investments and run their short term rental businesses. In addition to consulting and advising existing operators, Mr. Stringham also introduces investors to the many opportunities that exist in the long term and short term rental real estate space. Since 1997, Mr. Stringham owns and operates both short and long term rental properties.

Mr. Stringham is a former owner of a direct sales and marketing company, Premier Fire Systems, which protected thousands of families throughout Utah and Nevada from the devastating effects of residential fires through the use of early warning alarm systems. The sales, marketing and financing of systems provided vast experience in dealing with 3rd party lenders along with choosing to become “the bank” in financing hundreds of those systems at consistently high ROIs.

From 1989-2001, Mr. Stringham gained invaluable experience in sales and marketing through selling Class A trucks at Great Basin Trucks, selling computer hardware and accounting systems as an IBM reseller at Information Now Inc., Alta Computer Systems and Premier Office Systems. The Data Management Group acquired his experience and network of customers as their Vice President of Sales and Marketing.

Mr. Stringham’s foundational business experience was gained working in a four generation manufacturing/retail business that was incorporated in 1905. Mr. Stringham learned the clothing business from the ground up; janitor, packing, shipping, inventory receiving and control, buying, merchandising, advertising, selling and managing the retail operation. Customer relations, stockholder relations and business leadership were learned, applied, practiced, and honed for over 25 years 1966-1989. Indeed a PHD in business!

In addition to over 54 years of working, managing and owning businesses and real estate, Mr. Stringham is married to Jamie Gifford Stringham. She is an Award Winning interior designer, educator and ASID National Board of Directors appointee. They are the parents of 10 children, 28 grandchildren and still find time to serve their fellow men in both the community and their church.

Mr. Stringham attended the University of Utah for 2 years and also served a full-time 2 year mission in Brazil for The Church of Jesus Christ of Latter-day Saints. He is fluent in Portuguese.

Byran Knisley, Director

Mr. Knisley is a knowledgeable real estate specialist skilled in property acquisition, management, and disposition of distressed assets, including foreclosure assistance, REO management, short sales, and probate. He has launched, grew, and exited several start-up businesses, providing the team with an entrepreneurial spirit.

In 2003, Mr. Knisley started his real estate career with a focus on investors.  Throughout the years, he has worked for several private capital groups developing platforms for sourcing, evaluating, underwriting, and acquiring non-performing notes, REO pools, and single-family homes at the trustee auction sale.  Mr. Knisley created a partnership with Colony American Homes (2nd largest hedge fund in the US) to acquire single family homes for a massive rental portfolio in Las Vegas, NV.  He used his platforms for sourcing and underwriting to create operational efficiencies which enabled them to purchase properties in huge volumes.  In less than two years, he and his team successfully acquired over 800 properties– totaling over $130,000,000.

Mr. Knisley co-founded Paragon Asset Management Group.  As Asset Manager, Mr. Knisley contributes his expertise by evaluating asset values as well as manages the liquidation of assets acquired for investors participating in this platform.  Since 2010, Mr. Knisley and his team have successfully rehabbed and flipped over 200 properties.

In 2013, Mr. Knisley was named the No. 1 agent in the Southwest region, No. 2 agent in the country as well as No. 6 in the world with RE/MAX International thus earning him the coveted Hall of Fame Award!  In 2014, Mr. Knisley created The Knisley Group and ranked No. 1 in transaction volume, in the Southwest, with Keller Williams Realty.   In 2015, he became a Broker and founded Better Life Realty in Las Vegas, NV, which he is cultivating to become the next-generation brokerage in this ever-changing market.

2020 has been a productive year for Mr. Knisley.  Upside Offer, LLC (UO) is a wholesale division which Mr. Knisley created to complement the fix and flip operation and the retail brokerage.  He also created a partnership with NextGen REI to offer additional solutions for home sellers which include subject to financing, rent to own, lease options, and lease purchases.  Mr. Knisley created and trademarked the Better Life Realty Network to scale and expand the Las Vegas ecosystem into additional markets.

Mr. Knisley has a long history of experience in the Las Vegas Real Estate market, during which time he has reached a level of achievement few can match.  He accomplished this level of success not just through hard work and determination but also by caring about his clients and listening to their needs.  Mr. Knisley's commitment to building sustainable relationships with clients and strategic partners in the Real Estate Industry has brought him huge results and massive success.

Tim Cunha, Director

Mr. Cunha currently owns and operates EvergreenGold®, a business advisory consulting firm, based in Palo Alto, CA.  He works as a licensed professional business broker (CA DRE# 01919755) and M&A advisor. He also is a Senior Lecturer on the faculty of the School of Defense Management at the U.S. Naval Postgraduate School in Monterey, CA, teaching government contract law.

Mr. Cunha has 50 years of business experience as an entrepreneur & owner, manager, development & management consultant, business attorney, and educator.

He was admitted as an attorney-at-law to the New Jersey Bar in 1977 (now in “retired” status) after earning a juris doctorate (J.D.) from Georgetown University and a B.A. in political science from Rutgers.  Currently, licensed as a real estate broker in the State of California, Mr. Cunha works as a business broker and M&A advisor, and he is a member of the International Business Brokers Association (IBBA) and the California Association of Business Brokers (CABB).

In addition to his current faculty position at NPS, Mr. Cunha has taught as part-time “visiting faculty” in the prestigious Rutgers College Honors Program for six years, as an adjunct at two New Jersey public colleges, and as a full-time professor for three years in the MBA & BBA programs at Eastern New Mexico University.

Mr. Cunha has founded, bought, managed, developed, grown, and sold businesses in various fields, including instrument manufacturing, computer software & hardware development and manufacture, national & international marketing, publishing, wholesale distribution, and R&D.

During college and law school, he owned and operated Textile Book Service/Transmediacom, Inc., then the leading worldwide distributor and publisher of technical books in the textile sciences.

After graduating from Georgetown, Mr. Cunha began the private practice of law and simultaneously acquired Union Instrument Company/UIC, Inc., a long-time manufacturer of graphic arts, engineering, and defense products, serving the commercial, industrial, and military markets.  He later formed Artronics, Inc., which became a world leader in the development and manufacture of hardware and software for graphic arts digital production. Subsequently, he merged Artronics into the Genigraphics Corporation (a former GE subsidiary spin-off) where he served on the board of directors for several years.

Mr. Cunha has worked in numerous other businesses and as a marketing and business development consultant for various firms, including managing the sales, marketing, and research efforts of the TestDiet division of Purina Mills for several years.

Mr. Cunha also has experience as a radio broadcast producer and host, public speaker, candidate for political office, and elected public official.

Legal Proceedings

From time to time, the Company may be involved in legal proceedings. The results of such legal proceedings and claims cannot be predicted with certainty and, regardless of the outcome, legal proceedings could have an adverse impact on the Company’s business plan, because of defense and settlement costs, diversion of resources, and other factors. As of the date of this Offering Circular, the Company is not subject to any material legal proceedings, nor, to the Company’s knowledge, are any material legal proceedings pending or threatened against the Company.

We intend provide such periodic updates electronically at our website at www.theagilegroup.net, and documents will be provided electronically and via email. You may access and print all periodic updates provided through our website. As periodic updates become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the periodic updates. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. We will provide you with paper copies at any time upon request. The contents of our website are not incorporated by reference in or otherwise a part of this Offering Circular.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of our Board members and Officers is as follows:

Name	Capacity in which compensation was received	Cash Compensation[1}	Other Compensation	Total Compensation
Keith Aichele	Chief Executive Officer / President / Chief Financial Officer / Chief Marketing Officer	$150,000.00	$0.00	$150,000.00
Rachel Surges	Vice President of Finance	$75,000.00	$0.00	$75,000.00
Briant Stringham	Secretary	$5,000.00	$0.00	$5,000.00

[1] Salaries will accrue from the date of formation, August 31, 2020, until such time as the Company has raised $500,000 or achieved $500,000 in profit.  Thereafter, salaries will be paid monthly provided that the total monthly salaries does not exceed the greater of 6% of the total capital the Company raised or 8% of the Company’s total profits from its date of formation.

Key Man Insurance

We do not have key man insurance on any member of the Board or Officer.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN SHAREHOLDERS

As of the date of this Offering Circular, the following table sets forth information regarding beneficial ownership of our capital stock by:

●each person, or group of affiliated persons, known by us to beneficially own 5% or more of our common stock;

●each of our named Officers;

●each of our directors and director nominees; and

●all of our current Officers, directors and director nominees as a group.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

	Pre-Offering			Post-Offering[2]
Name and Address	No. of Shares of Common Stock	No. of Shares of Preferred Stock	Voting %	No. of Shares of Common Stock	No. of Shares of Preferred Stock	Voting %
Koala Holdings, LLC[1] 304 S. Jones Blvd #364 Las Vegas, NV 89107	21,000,000	0	97.02%	21,000,000	0	53.66%
Briant Stringham 304 S. Jones Blvd #364 Las Vegas, NV 89107	1,500,000	0	6.22%	1,500,000	0.038%
Tim Cunha 2225 East Bayshore, #200 Palo Alto, CA 94303	66,000	0	0.27%	66,000	0.0017%
Bryan Knisley 4280 S. Hualapai Way #107 Las Vegas, NV 89147	500,000	0	2.07%	500,000	0	1.28%

[1]Koala Holdings, LLC is owned by Keith Aichele and Rachel Surges.

[2]Assumes the Company raising the maximum amount of this offering and none of the above identified beneficial owners purchase shares of Common Stock in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis may contain forward-looking statements. Investors should not place undue reliance on forward-looking statements, and should consider carefully the statements made in “Risk Factors” and elsewhere in this Offering Circular that identify important factors that could cause actual outcomes to differ from those expressed or implied in the Company’s forward-looking statements, and that could materially and adversely affect the Company’s business, operating results and financial condition.

The Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this Offering Circular.

Overview

The Company is a newly formed company formed on August 31, 2020 and has a limited operating history. The Company’s current cash balance is $152,807.50 as of December 31, 2020. The cash balance is not sufficient to fund the limited levels of operations for any period of time. In order to execute the plan of operations, the Company will require varying amounts of capital based on the assets funded or acquired by the Company. The Company intends to continuously offer shares of Common Stock to investors on an ongoing basis to operate is business plan.

Operating History of the Company

The Company has limited operating history and has not yet earned any revenues, which may make it difficult for potential investors to evaluate the Company’s business and assess the future viability and prospects of the Company. The Company, at this time, has limited assets and resources.

Results of Operations

As of the date of this Offering Circular, the Company has not commenced operations. Having not commenced active operations, the Company is not aware of any material trends or uncertainties, favorable or unfavorable, other than economic conditions affecting the commercial and residential real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

As of the date of this Offering Circular, the Company is in the earliest stages of development and its cash balance is One Hundred Fifty Two Thousand, Seven Hundred Ninety-Seven and 50/100 Dollars ($ 152,807.50). The Company will likely have liquidity problems if it cannot raise sufficient funds to operate. In addition, in order to execute the plan of operations, the Company will require varying amounts of capital based on the assets funded or acquired by the Company. The Company intends to continuously offer shares of Common Stock to investors on an as needed basis to operate its business plan.

Related Party Disclosure

It is hereby disclosed that the majority shareholder of The Agile Group, Koala Holdings LLC (“Koala Holdings”), is also the majority owner of NextGen REI, LLC (“NextGen REI”) creating a sister company relationship. Additionally, it is expected NextGen REI shall earn compensation for services provided to The Agile Group and therefore Koala Holdings may benefit financially or otherwise from any such transactions.  Furthermore, Keith Aichele and Rachel Surges having ownership interests in Koala Holdings, may as a result benefit financially or otherwise from such transactions.

Additionally, Keith Aichele and Rachel Surges also have an ownership interest in Misaic Group, LLC (“Misaic”), and any transactions between The Agile Group and Misaic may provide financial or other benefits to Keith Aichele and Rachel Surges.

Therefore, any transactions and relationships between The Agile Group and either NextGen REI or Misaic, or for any other company whereby such related-party relationships exist, shall be voted on by the board of directors. In voting on the transactions and relationships, neither Keith Aichele nor Rachel Surges (nor any other Director that may have an ownership interest in the related-party company at that time), may be able to vote on the transactions.

Separately, The Agile Group’s relationship with NextGen REI may provide a value to potential NextGen REI customers, resulting in an increase in customers and revenue from the services provided by NextGen REI.

It is hereby disclosed that Director Bryan Knisley has an ownership interest in Paragon Asset Management Group, LLC (“Paragon”) and its subsidiaries Better Life Realty LLC (“Better Life Realty”) and Upside Offer LLC (“Upside Offer”).  Any of these organizations may bring project opportunities for The Agile Group to consider.  In such cases, Bryan Knisley will not be able to vote on The Agile Group participation.  However, in many cases, The Agile Group may elect to use Paragon in the renovation of properties or Better Life Realty for buying or selling of properties.  While Bryan Knisley will not be able to vote for such transactions, he may receive financial or other benefit from The Agile Group use of company services provided by Paragon, Upside Offer, or Better Life Realty.

Separately, The Agile Group’s relationship with Better Life Realty, Paragon and Upside Offer, may provide a value to potential Better Life Realty, Paragon and Upside Offer customers, partners and agents; resulting in an increase in customers and/or agents and therefore revenue from the services provided by Better Life Realty, Paragon and Upside Offer.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another private offering, a venture capital round, an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

DESCRIPTION OF SECURITIES BEING OFFERED

General

The Company is offering up to 15,000,000 shares of Common Stock.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Company’s Articles, Bylaws and Shareholder Agreement, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Company’s capital stock, you should refer to the Articles, Bylaws and Shareholder Agreement and to the applicable provisions of Nevada law.

The Company is authorized to issue up to 75,000,000 shares of capital stock, of which (i) 70,000,000 shares are Common Stock with a par value $0.001 per share; and (ii) 5,000,000 shares are Preferred Stock with a par value of $0.001 per share.

Preferred Stock

As of the date of this Offering Circular, there are no (0) shares of preferred stock (“Preferred Stock”) issued and outstanding.

Voting: Holders of Preferred Stock shall have one vote per one share of Preferred Stock.

Dividends: Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the board of directors.  The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Preferred Stock are entitled to share ratably in the net assets legally available for dividend to Shareholders after the payment of all debts and other liabilities of the Company.

Rights and Preferences: Holders of the Company’s Preferred Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Preferred Stock.

Transferability: The Company’s Preferred Stock is not freely transferable and is subject to the transfer restrictions in the Shareholder Agreement.  Additionally, the Company’s Preferred Stock is not registered under the Securities Act or under the securities law of any state or other jurisdiction.  Shares of the Company’s Preferred Stock are “restricted securities” and may be resold by Shareholders only in compliance with Rule 144 promulgated under the Securities Act.

Common Stock

Voting Rights: Holders of Common Stock shall have one vote per one share of Common Stock.

Dividends: Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the board of directors.  The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution to Shareholders after (i) the payment of all debts and other liabilities of the Company; and (ii) the liquidation preference payable to the holders of Preferred Stock.

Rights and Preferences: Holders of the Company’s Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

Transferability: The Company’s Common Stock is not freely transferable and is subject to the transfer restrictions in the Shareholder Agreement.  Additionally, the Company’s Common Stock is not registered under the Securities Act or under the securities law of any state or other jurisdiction.  Shares of the Company’s Common Stock are “restricted securities” and may be resold by Shareholders only in compliance with Rule 144 promulgated under the Securities Act.

PRIOR PERFORMANCE HISTORY

The Company is a newly formed entity and has no prior performance history.

ADDITIONAL REQUIREMENTS AND RESTRICTIONS

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

●a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions provided under the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;

●acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

●within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

●a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

●designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to any of those described above.

ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations. This is because investments by employee benefit plans are subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”) fiduciary responsibility and prohibited transaction provisions and to restrictions imposed by Code Section 4975. The term “employee benefit plan” includes without limitation qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

●whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

●whether in making the investment, the investing plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

●whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

ERISA is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (“DOL”), under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA, or ERISA Plans, and their legal advisors. The person having investment discretion concerning assets of an employee benefit plan is generally referred to as a “fiduciary”. Such person should determine whether an investment in us is authorized by the applicable governing plan instrument and whether it is a proper investment for the plan.

ERISA Section 406 and Code Section 4975 prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of shares is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance concerning whether assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)equity interests acquired by employee benefit plans are publicly offered securities — for example, the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)the entity is an “operating company” — for example, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we believe that we qualify as an “operating company”. If the Department of Labor were to ever take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business and the value of our Common Stock.

Plan fiduciaries contemplating a purchase of shares offered hereunder are highly encouraged to consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF ORDERS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR BOARD OF DIRECTORS OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS REGARDING INVESTMENTS BY ANY PARTICULAR PLAN OR THAT AN INVESTMENT WITH US IS APPROPRIATE FOR ANY PARTICULAR TYPE OF PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT THEIR ATTORNEY AND FINANCIAL ADVISORS AS TO THE APPROPRIATENESS OF AN INVESTMENT IN US BASED ON CIRCUMSTANCES OF THE PARTICULAR PLAN.

INVESTMENT COMPANY ACT CONSIDERATIONS

We intend to continue to conduct our operations so that neither we nor any subsidiaries we own nor ones we may establish will be required to register as an investment company under the Investment Company Act. A person will generally be deemed to be an “investment company” for purposes of the Investment Company Act if, absent an available exception or exemption, it (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or (ii) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

Our parent company does not meet the quantitative requirements of the definition of an “investment company” based on its most recent balance sheet, and we do not believe it will qualify under such definition under our present business model for the foreseeable future.

With respect to our subsidiaries, we rely on an exclusion from the definition of investment company provided by either Section 3(c)(5)(C) or Section 3(c)(6) of the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act, as interpreted by SEC staff, that requires us to invest at least 55% of our assets in “mortgages and other liens on and interests in real estate,” or Qualifying Real Estate Assets, and at least 80% of our assets in Qualifying Real Estate Assets plus real estate-related assets.

Investment Subsidiaries

Our investment subsidiaries will continue to invest in and manage a diversified portfolio of residential real estate investments. We expect to use a significant majority of the net proceeds from this offering to invest and hold at least 55% of our investment subsidiaries’ total assets in Qualifying Real Estate Assets, which include fee interests in real estate and may also include real estate loans (including senior mortgage loans, subordinated mortgage loans, mezzanine debt and participations (also referred to as B-Notes) that meet certain criteria outlined by the staff of the SEC), each of which are Qualifying Real Estate Assets. In addition, each such subsidiary will hold at least 80% of its total assets in a combination of Qualifying Real Estate Assets and real estate-related assets. We will monitor our investment subsidiaries’ holdings under the 55% test and the 80% test in order to comply with Section 3(c)(5)(C) and related guidance.

Based on these holdings, we believe that none of our investment subsidiaries are required to register as an investment company under the Investment Company Act. Consequently, we expect to continue to conduct our operations to continue to avail our investment subsidiaries of such exemptions from registration as an investment company under the Investment Company Act.

Intermediate Subsidiaries

With respect to certain intermediate holding companies that we operate, such entities are typically wholly owned by our parent company or another wholly owned subsidiary. Section 3(c)(6) of the Investment Company Act excludes from the definition of  “investment company” any company primarily engaged, directly or through majority-owned subsidiaries, in a business, among others, described in Section 3(c)(5)(C) of the Investment Company Act.

Under the Investment Company Act, a majority-owned subsidiary of a person is defined as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. For purposes of Section 3(c)(6), we intend to treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries.

To the extent we hold our real estate investments through intermediate holding subsidiaries, we rely on Section 3(c)(6) of the Investment Company Act. As with Section 3(c)(5)(C) with respect to our investment subsidiaries, we expect to conduct our operations to continue to avail our intermediate subsidiaries of the exemption from registration as an investment company pursuant to Section 3(c)(6).

The assets we and our subsidiaries may acquire are limited by the provisions of the Investment Company Act, the rules and regulations promulgated under the Investment Company Act, and interpretative guidance from the SEC and its staff. These limitations may adversely affect our performance. In addition, to the extent SEC staff provides different or more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors — Risks Related to Our Company — If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business”.

REPORTS

We will furnish the following reports, statements, and tax information to each Shareholder:

Reporting Requirements under Tier II of Regulation A.   Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: (i) an annual report with the SEC on Form 1-K; (ii) a semi-annual report with the SEC on Form 1-SA; (iii) current reports with the SEC on Form 1-U; and (iv) a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports.   As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending August 31, our board of directors will cause to be mailed or made available, by any reasonable means, to each Stockholder as of a date selected by the board of directors, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the board of directors. The board of directors shall be deemed to have made a report available to each Stockholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the Stockholders.

Tax Information.   On or before August 31 of the year immediately following our fiscal year, which is currently September1 through August 31, we will send to each Shareholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

Stock Certificates.   We do not anticipate issuing stock certificates representing shares purchased in this offering to the Common Stockholders. However, we are permitted to issue stock certificates and may do so at the request of our transfer agent. The number of shares held by each Shareholder, will be maintained by us or our transfer agent in our company register.

LEGAL MATTERS

We have retained Centarus Legal Services Ltd. to advise it in connection with the preparation of this Offering Circular, the Subscription Agreement and any other documents related thereto.  Centarus Legal Services Ltd. has not been retained to represent the interests of any Shareholder in connection with this offering. All prospective investors that are evaluating or purchasing or shares of Common Stock should retain their own independent legal counsel to review this Offering Circular, the Subscription Agreements and any other documents and matters related whatsoever to this offering, and to advise them accordingly.

HOW TO SUBSCRIBE

Subscription Procedures

Investors seeking to purchase shares of Common Stock who satisfy the “qualified purchaser” standards should proceed as follows:

●Read this entire Offering Circular (including all Exhibits hereto) and any supplements accompanying this Offering Circular.

●Electronically complete and execute a copy of the Subscription Agreement. A specimen copy of the Subscription Agreement, including instructions for completing it, is included in this Offering Circular as Exhibit D.

By executing the Subscription Agreement and paying the total purchase price for our shares of Common Stock subscribed for, each investor agrees to accept the terms of the Subscription Agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and for non-accredited investors that such subscription for shares of Common Stock does not exceed ten percent (10%) of the greater of such investor’s annual income or net worth (for natural persons), or ten percent (10%) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Subscriptions will be binding upon investors but will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.

Right to Reject Subscriptions.   After we receive your complete, executed Subscription Agreement and the funds required under the Subscription Agreement have been received, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, generally without interest and without deduction.

Acceptance of Subscriptions.   Upon our acceptance of a Subscription Agreement, we will countersign the Subscription Agreement and issue the shares subscribed at closing. Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Minimum Purchase Requirements

You must initially purchase at least five hundred (500) shares of Common Stock at a price of $1.00 per share of Common Stock. We reserve the right to revise the minimum purchase requirements in the future.

INDEPENDENT AUDITORS

The Company is a Nevada corporation, formed on August 31, 2020, and although it has conducted no operations to date, it has incurred expenses associated with the formation of the business, and, accordingly, we are providing financial statements of the Company from the date of formation through December 31, 2020. The financial statements have been audited by Berman, Sosman & Rosenzweig, CPAs PLLC, an independent registered public accounting firm, as stated in its report included in this Offering Circular, and have been included in this Offering Circular in reliance on such report, given on authority of said firm in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

The Agile Group, Inc.

304 S Jones Blvd #364

Las Vegas, NV 89107

Phone: 702-707-9988

Email: support@theagilegroup.net

Within 120 days after the end of each fiscal year we will electronically provide to our members of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to members. The Company does not intend to send paper copies out of its reports unless requested in writing by a Shareholder.

*** End of Document ***

THE AGILE GROUP, INC.

FINANCIAL STATEMENTS

FOR THE PERIOD ENDED DECEMBER 31, 2020

THE AGILE GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

DECEMBER  31, 2020

Page

Independent Accountants' Audit Report	F-1 – F-2

Financial Statements

Balance Sheet as at December 31, 2020	F-3

Statement of Cash Flows for the
Period August 31- December 31, 2020	F-4

Notes to Financial Statements	F-5 – F-6

INDEPENDENT AUDITORS' REPORT

To The Board of Directors The Agile Group, Inc.

Las Vegas, Nevada

We have audited the accompanying financial statements of The Agile Group, Inc., a Nevada corporation, which comprise the balance sheet as of December 31, 2020, and the related statement of cash flows for the period then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the Unites States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.

Auditors' Responsibility (Continued)

Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting polices used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Agile Group, Inc. as of November 30, 2020, and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Berman, Sosman & Rosenzweig, CPAs PLLC Jericho, New York

January 14, 2021

THE AGILE GROUP, INC.

BALANCE SHEET

AS AT DECEMBER 31, 2020

Assets

Current Assets

Cash	$152,807

Organization Costs	$30,418

TOTAL ASSETS	$183,225

Liabilities and Stockholders' Equity

Current Liabilities:

Due to Shareholder	$13,525

TOTAL CURRENT LIABILITIES	13,525

Stockholders' Equity

Preferred Stock (5,000,000 shares par value .001 authorized,- 0- shares issued and outstanding)	$-
Capital Stock ( 70,000,000 share par value .001 authorized 24,132,000 shares issued and outstanding)	24,132
Paid in Capital in Excess of Par Value	145,568

TOTAL STOCKHOLDERS' EQUITY	169,700

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$183,225

See Accountants' Report and Accompanying Notes to Financial Statements

THE AGILE GROUP, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD OF INCEPTION (AUGUST 31, 2020) - DECEMBER 31, 2020

Cash Flows from Investing Activities:
Capitalized Organization Costs	$(16,893)

Net Cash Provided by Investing Activities	(16,893)

Cash Flows from Financing Activities:
Sale of Capital Stock	169,700

Net Cash Used in Financing Activities	169,700

Net Increase in Cash and Cash Equivalents	152,807

Cash and Cash Equivalents - August 31, 2020

Cash and Cash Equivalents - December 31, 2020	$152,807

Supplemental Cash Flow Disclosures:
Cash Paid for Income Taxes	$-

Cash Paid for Interest	$-

See Accountants' Report and Accompanying Notes to Financial Statements

THE AGILE GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31 - DECEMBER 31, 2020

Note 1. Organization and Nature of Business

Organization

The Agile Group, Inc. (the "Company") was organized m the state of Nevada as a "C" Corporation on August 31, 2020.

Nature of Business

The Company will be engaged in both short and long term diversified real estate acquisitions. Note 2. Significant Accounting Policies

Basis of Presentation

The combined financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period.

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents all highly liquid investments with initial maturities of three months or less when purchased which are not deemed to be assets limited as  to use.

Organization Costs

Since the Company is in the process of attracting investors, any and all costs associated with the start-up of the business have been capitalized as Organization Costs. They consist of legal, accounting and consulting fees. The organization costs will be amortized over the useful life.

Income Taxes

The Company was organized as a "C" corporation and will pay Federal and state taxes.

THE AGILE GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31 - DECEMBER 31, 2020

Note 2. Significant Accounting Policies (continued)

Revenue Recognition and Service Income:

When in operation, the Company will recognize income as they are earned. Note 3. Due to Shareholder

A shareholder of the Company advanced monies for legal services and filing fee amounting to

$13,525. This amount will be repaid. Note 4. Related Party Transactions

The Company has entered into an agreement with NextGen Rei, LLC and Misair Group, LLC for marketing services. These two companies are owned by certain shareholders of the Company.

Note 5. Subsequent Events

The Company has evaluated all events and transactions that occurred after December 31, 2020 through the date of on which the financial statements were available to be issued, for potential recognition and or recognition and disclosure in the financial statements.

The Company is in the process of obtaining SEC approval to operate.  This usually can take up  to two to three months. Once obtained, the Company will seek investors to raise capital in order to be able to start operations.

PART III

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Filed Herewith

Exhibit 2.1	Articles of Incorporation	X

Exhibit 2.2	Bylaws	X

Exhibit 3.1	Shareholders’ Agreement	X

Exhibit 4.1	Subscription Agreement	X

Exhibit 11.1	Audit Consent Letter	X

Exhibit 12.1	Opinion of Counsel	X

SIGNATURES

Pursuant to the requirements of Regulation A, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular and the correlating Offering Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada.

The Agile Group, Inc., a Nevada corporation

By:  /s/ Keith Aichele

Printed Name: Keith Aichele

Title: Chief Executive Officer

Date: January 29, 2021